As filed with the Securities and Exchange Commission on March 30, 2010

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ATOSSA GENETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	26-4753208
State or Other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4105 East Madison Street, Suite 320
Seattle, Washington 98112
206/325-6086

(Address, Including Zip Code, and Telephone Number,
Including Area Code of Registrant’s Principal Executive Offices)

Steven C. Quay, M.D., Ph.D.
4105 East Madison Street, Suite 320
Seattle, Washington 98112
206/325-6086

(Name, Address,Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

with copy to

Lee W. Cassidy, Esq., Cassidy & Associates
215 Apolena Avenue, Newport Beach, California 92662
949/673-4510        949/673-4525(fax)

Approximate Date of Commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,” “accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filed ☐
Non-accelerated filed ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock	5,000,000 shares	$3.00	$15,000,000	$1,069.50
Common Stock held by Selling Shareholders	2,340,000 shares	$3.00	$7,020,000	$500.53
Total	7,340,000 shares	$3.00	$22,020,000	$1,570.03

(1)	There is no current market for the securities and the price at which the shares are being offered has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended.
(2)	Paid by electronic transfer.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of (i) up to 5,000,000 shares of the Company’s common stock at an offering price of $3.00 per share and (ii) 2,340,000 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated March 30, 2010

ATOSSA GENETICS, INC.

5,000,000 shares of common stock at $3.00 per share;

2,340,000 shares of common stock offered by the holders thereof

This prospectus relates to the offer and sale of (i) 5,000,000 shares of common stock (the “Shares”) of Atossa Genetics, Inc. (“Atossa” or the “Company”), $0.001 par value per share, at a price of $3.00 per share and (ii) 2,340,000 shares of common stock offered by the holders thereof (the “Selling Shareholders’ Shares”) at a price of $3.00 per share until such time as the Atossa common stock is listed on the OTC Bulletin Board or other national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices. All costs incurred in the registration of the shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares and the Selling Shareholders’ Shares will become tradeable on the effective date of the registration statement of which this prospectus is a part.

The offering will terminate 24 months from the date of this prospectus unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the currency and accuracy of this prospectus and to sell the Company Shares for a period of up to two years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company.

The Shares will be offered to investors on a best efforts basis by the officers and directors of the Company including Steven C. Quay, M.D., Ph.D., its chief executive officer. A “best efforts basis” means that there is no minimum threshold of sales that must be met before the offering can close. There is no escrow or trust account in which subscriber funds will be held for any period of time. The proceeds from the sale of the Shares will become immediately available for use by Atossa.

Neither Dr. Quay, nor any officer or employee of the Company, will receive any commission or compensation for the sale of the Shares. If the Company can locate and enter into an arrangement, the Shares will be sold through such licensed underwriter, broker-dealer and/or selling agent. The Company has no current arrangements nor has entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Shares.

	Assumed Price To Public	Placement Agent discount(1)	Proceeds to the Company
Per Share	$3.00	(1)	$3.00
Total offering	$15,000,000	(1)	$15,000,000

(1)	The Company does not know if it will enter an arrangement with any underwriter or placement agent but if such arrangement is entered into, the Company expects it will pay customary commission amounts of between approximately 5% to 10%.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

Atossa Genetics, Inc.
4105 E Madison Street, Suite 320
Seattle, Washington 98112
206.325.6086

Prospectus dated , 2010

ATOSSA GENETICS, INC.

An investor should rely only on the information contained in this prospectus. The Company has not authorized anyone to provide different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy the Company’s common stock in any jurisdiction where it is unlawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the date of delivery of this prospectus or of any sale of our common stock. The Company’s business, financial condition, results of operations and prospects may have changed since that date. Information contained on its web site does not constitute part of this prospectus.

For investors outside the United States: The Company has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus. It may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding Atossa Genetics, Inc. and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

Atossa Genetics, Inc. is a development-stage healthcare company, focused on the commercialization of cellular and molecular diagnostic risk assessment products and services for breast cancer. The Company was incorporated in Delaware on April 13, 2009, to develop and market the patented, FDA-approved cellular and molecular diagnostic risk assessment product for breast cancer, the Mammary Aspirate Cytology Specimen Test (MASCT) System.

Steven Quay, M.D., Ph.D., the President of the Company and a board certified anatomic pathologist with training at The Massachusetts General Hospital, Harvard Medical School and a former faculty member of the Stanford University School of Medicine, invented the MASCT System. Ensisheim Partners LLC, a limited liability company solely owned by Dr. Quay and his wife, is the owner of the patents granted for the MASCAT System as well as the FDA marketing authorization for the MASCT System and related molecular diagnostic products.

The Company has entered into a perpetual and irrevocable license agreement with Ensisheim Partners LLC for the exclusive worldwide rights to market, sell, export, import, and distribute any and all products, processes, methods, practices or procedures derived from the MASCT System patents in return for a royalty fee of two percent of net sales revenues with a minimum annual royalty of $50,000 until commercialization begins and $100,000 per year thereafter.

The Business

Using the patented, FDA-approved Mammary Aspirate Cytology Specimen Test (MASCT) System, a nurse or physician’s assistant, can collect a sample of Nipple Aspirate Fluid (NAF), which contains cells (cytology) and molecular diagnostic biomarkers that are useful in finding cancers and pre-cancerous changes, especially Atypical Ductal Hyperplasia (ADH), which confers a higher risk of developing breast cancer. The FDA has determined, based on clinical trials performed with the MASCT System, that “the collected fluid can be used in the determination and/or differentiation of normal versus premalignant versus malignant cells.” Cytology changes in NAF have been shown to occur up to eight years before changes can be picked up by mammography.

Utilizing OEM medical device suppliers, the Company will arrange for the manufacture of the patented MASCT System components, i.e., the collection device and patient NAF specimen kits. A direct sales force will be hired to call on physicians and breast health and mammography clinics to market and sell the MASCT System for use in conjunction with other health screening examinations, including annual physical examinations and regularly scheduled cervical Pap smears and mammograms. For reference, in 2009 there were approximately 55 million Pap smears and 37 million mammograms in the United States and over 100 million mammograms worldwide. The test is intended to be an adjunct to and not a replacement for mammography and is primarily a risk assessment tool for identifying women at high risk for breast cancer.

The Company anticipates that all patient NAF specimen kits will be sent to a clinical laboratory for cytology and molecular diagnostics testing to be established by the Company with all interpretations to be conducted by experienced, board-certified pathologists. The laboratory will be established under the federal Clinical Laboratory Improvement Amendment (CLIA) certification program as well as required state laboratory permits and licenses.

The Company believes that its combined product- and service-focused business model is unique in the molecular diagnostics industry. The Company expects to derive product sales-based revenue from the sale of the MASCT System to physicians, breast health clinics, and mammography clinics. It also expects to derive service based revenue for the preparation and interpretation of the NAF samples sent to its laboratory once established. The Company believes it will operate the only commercial laboratory focused solely on breast cancer risk assessment tools, screening and diagnostic tests, cancer treatment monitoring, and chemoprevention research using NAF biomarkers.

The Company expects to price the patient specimen NAF kits significantly below the current cost of a mammogram, which is approximately $100. The current Medicare reimbursement rate for the preparation and interpretation of the NAF samples sent to our laboratory for cytology is between $102 and $154 per patient, depending on the complexity of the tests to be preformed. The Company will therefore receive two kinds of revenue from each patient encounter.

The Company’s specialized product and service business model was developed by its founder and Chief Executive Officer, Dr. Steven Quay, MD, PhD. Steven Quay invented the MASCT System and obtained14 United States and International patents for its innovation through Ensisheim Partners LLC, a limited liability company solely owned by Dr. Quay and his wife. Dr. Quay oversaw the clinical testing and regulatory filing of the MASCT device with the FDA that lead to its ultimate approval. He also discovered that administration of a synthetic version of a natural hormone, oxytocin, increases the production of NAF and was granted both United States and International patents for its use. The Company anticipates that it will develop a second generation product, Oxy-MASCTTM, based on this research. Dr. Quay has 69 United States patents and has invented five pharmaceuticals that have been approved by the FDA and have been used in over 48 million patients.

The Company’s Competitive Strengths

The Company believes that it will have a competitive advantage as a result of the following:

Significant Intellectual Property.  The Company has an exclusive license to five issued United States Patents and corresponding issued patents in Australia, Canada, Europe, Hong Kong, and Japan as well as pending patent applications in the United States, Europe, and Japan. These patents have claims directed to a collection device for nipple aspirate fluid, for the method of making a diagnosis from NAF, and the use of the drug oxytocin to increase the amount of NAF produced. The Company believes its patent licenses will prevent laboratories that are not licensed by it from performing the cytology or biomarker services.

The Company’s Business Model.  The Company’s anticipated combined product- and service-based income will provide revenue from multiple, different sources and with different timing in the procedure cycle. Product revenue from the sale of kits in bulk to the clinics and physicians comes before patients receive the test; laboratory revenue comes after the diagnosis is rendered.

Specialty Sales Team.  The Company intends to hire sales representatives with significant technical knowledge in, for example, mammography, obstetrics/gynecology office practices, and women’s health clinics. As a result, the Company expects its sales representatives to develop long-lasting, consultative relationships with the referring physicians they serve. Similarly, the Company’s client service associates will focus on a relatively small geographic area and will provide dedicated support services to its physician clients.

Specialized Laboratory Personnel and Procedures.  NAF is a unique diagnostic specimen, both because of the small quantity collected and because of the richness of cytological information and biomarkers contained therein. The Company intends that its laboratory equipment, protocols, and procedures will be optimized and the professional technicians and pathologists it intends to employ will be focused on obtaining the maximum diagnostic information from these specimens. This focus provides a superior environment compared to laboratories that perform a myriad of routine tests daily, with only the occasional NAF specimen. The Company believes it will operate the only commercial laboratory focused solely on breast cancer risk assessment tools, screening and diagnostic tests, cancer treatment monitoring, and chemoprevention research using NAF cytology and molecular diagnostic biomarkers.

Growth Strategy

Localized Initial Target Market.  The Company intends to launch the MASCT System near its headquarters in Seattle, Washington, and initially focus its marketing efforts in Washington, Oregon, and Idaho. This will allow the Company to test different market approaches and to better understand the marketing process before committing the significant financial and human resources to a national launch. These three states have 285 mammography clinics that perform approximately 1,140,000 mammograms per year and would represent a total potential market of over $100 million annually.

Finance and Launch the Product Nationally.  Once the Company has established the operation of the clinical laboratory in the initial target region, it intends to launch the product nationwide. The Company believes that it will need to finance the national launch with equity or debt.

Partner the Product in International Markets.  Because of the strong patent position in Europe, Japan, Canada, and Australia, the Company believes it can find local partners for marketing the MASCT System and for performing the clinical laboratory testing and that it can obtain attractive licensing agreements for sales- and service-based royalties. The Company has licensed from Ensisheim Partners LLC the pending patent applications in emerging markets such as China and India and believes these will also represent a growth opportunity.

Develop and Obtain FDA Approval for the Oxy-MASCT System.  The Company believes that NAF is a unique source of breast health and disease biomarkers and a method to increase the amount of NAF obtained will permit development of additional tests. The administration of the brain hormone oxytocin by injection or nasal spray immediately before NAF collection significantly increases the quantity of fluid obtained. The Company has an exclusive license to issued patents directed to the use of oxytocin in NAF collection in the United States, Europe, Japan, Canada, and Australia. The Oxy-MASCT will require additional clinical trials and a filing with the FDA for market approval.

Develop Additional Molecular Diagnostic Tests.  The addition of DNA, RNA, protein, lipid, and/or carbohydrate biomarker tests on NAF to increase the diagnostic sensitivity and/or specificity or to assist with cancer therapy will be a focus of the Company’s research and development efforts. The Company believes that the performance of these tests in a CLIA-certified laboratory meets the FDA definition of a “home brew test” and therefore does not require pre-approval by the FDA to begin to offer these tests to patients and physicians. Immunohistochemistry protein, lipid, or carbohydrate biomarker tests are currently reimbursed by Medicare at $196 per patient while Fluorescence In Situ Hybridization (FISH) testing of DNA and RNA are currently reimbursed at $308 per patient.

Risks

Our business is subject to numerous risks, as discussed more fully under the heading “Risk Factors” immediately following this prospectus summary, which you should consider before investing in our common stock. In particular, we face risks related to:

•	Business operations, including access to equity and/or debt financing, launching the MASCT System, growing the business, changes in payor regulations, policies, or mix; changes in medical treatment or reimbursement rates for cytology; the ability to attract and retain qualified personnel; and reliance on third-party suppliers; and
•	Regulation of the business, including compliance with federal and state laws and regulations; changes in laws and regulations regarding billing arrangements for our services; attainment of licenses required to test patient specimens from certain states; and loss or suspension of a license under the Clinical Laboratory Improvement Amendments of 1988, Medicare, Medicaid or other federal, state or local agencies.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board. See “RISK FACTORS — Absence of Trading Markets” and “DESCRIPTION OF SECURITIES — Admission to Quotation on OTC Bulletin Board”.

Company Information

The Company’s principal executive offices are located at 4105 E Madison Street, Suite 320, Seattle, Washington 98112, and its telephone number is 206/325-6086. The Company maintains a web site at www.AtossaGenetics.com.

The Offering

The Company is offering up to 5,000,000 shares of its common stock for sale at a price of $3.00 per share. The Company is offering its shares on a “best efforts” basis and there is no minimum threshold of sales that must be met before the offering can close. There is no escrow or trust account in which subscriber funds will be held for any period of time. Proceeds received from the sale of the Shares will be immediately available for use by the Company. The offering will terminate 24 months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus also relates to the offer and sale by 46 shareholders of the Company of up to 2,340,000 shares of common stock held by them (the “Selling Shareholder Shares”). The selling shareholders will offer their shares at a price of $3.00 per share until such time as the Company’s common stock is listed on the OTC Bulletin Board or other national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices.

Common stock outstanding before the offering	13,550,000(1)
Percentage owned by affiliated persons before the offering	81.8% (11,090,000 shares)
Common stock for sale by selling shareholders	2,340,000
Common stock offered by the Company	5,000,000
Common stock outstanding if all shares sold	18,550,000
Percentage owned by affiliated persons if all shares sold	59.8% (11,090,000 shares)
Offering price	$3.00 per share
Proceeds to the Company	$15,000,000(2)(3)

(1)	The number of shares outstanding as of January 31, 2010 of which 11,000,000 (83%) are beneficially owned by the Company’s president and 90,000 are beneficially owned by a non-employee director of the Company.
(2)	Assumes the sale of all 5,000,000 shares offered by the Company but not including offering costs.
(3)	The Company will offer the Shares directly without payment to any officer or director of any commission or compensation for sale of the Shares. The Company will attempt to locate a broker-dealer or selling agent to participate in the sale of the Shares. In such cases, the Company will pay customary selling commissions and expenses (estimated to be 5-10%) of such sales which would reduce the proceeds to the Company.

Summary Financial Information

The following information is derived from the audited financial statements. Our historical results are not indicative of our future results. This summary financial information should be read in conjunction with the Financial Statements and Notes included elsewhere in this prospectus.

Balance Sheet	December 31, 2009
TOTAL ASSETS	85,464
Total Liabilities	53,781
Stockholders’ Equity:
Common stock, $0.001 par value, 50,000,000 authorized,11,090,000 issued and outstanding	11,090
Additional paid-in capital	143,450
Retained earnings	(122,857)
Total stockholder’s equity	31,683
TOTAL LIABILITIES & STOCKHOLDER’S EQUITY	85,464

Statement of Operations	For the Year Ended December 31, 2009
Expense
Research and Development expenses	21,250
General and Administrative expenses	101,607
Net Loss	(122,857)

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before purchasing any Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer. In that case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company has limited operating history and as such an investor cannot assess its profitability or performance based on past performance.

The Company is a development stage company founded April 30, 2009 and as such has limited operating history. The Company’s operations to date have consisted primarily of securing patent rights and assignments, filing new patent applications, obtaining FDA market approvals, and securing development bids to complete preparation for manufacturing the MASCT System. The Company requires significant additional capital to achieve its business objectives and the inability to obtain such financing on acceptable terms or at all could lead to closure of the business. The Company’s revenue and income potential is uncertain. Any evaluation of its business and prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in the development stage. Some of these risks and uncertainties include our ability to:

•	execute our business model;
•	create brand recognition;
•	respond effectively to competition;
•	manage growth in our operations;
•	respond to changes in applicable government regulations and legislation;
•	access additional capital when required; and
•	attract and retain key personnel.

Failure to raise additional capital as needed could adversely affect the Company and its ability to grow.

The Company will need considerable amounts of capital to develop its business. It may raise funds through public or private equity offerings or debt financings. If the Company cannot raise funds on acceptable terms when needed, it may not be able to grow or maintain the business. Furthermore, such lack of funds my inhibit its ability to respond to competitive pressures or unanticipated capital needs, or may force the Company to reduce operating expenses, which could significantly harm the business and development of operations.

The Company has a history of operating losses and expects to continue to incur losses in the future.

The Company has a limited operating history and has experienced operating losses since its inception. The Company has not yet received any revenue and will not be in a position to expect revenue until it is able to produce and sell the MASCT System. The Company will incur additional losses while establishing the manufacturing and selling of the MASCT Systems.

The raising of funds by issuing equity or debt securities could dilute the value of the Shares and could put the Company in debt.

If the Company were to raise additional capital by issuing equity securities, the value of the then outstanding Shares would be reduced unless the additional equity securities were issued at a price equal to or greater than the then share value of the Shares. If the additional equity securities were issued at a per share price less than the per share value of the outstanding shares, then all the outstanding shares would suffer a dilution in value with the issuance of such additional shares. Further, the issuance of debt securities in order to raise additional funds, would put the Company into a debt position and, depending on the terms of any such debt issuance, would require the repayment by the Company of such incurred debt.

There has been no prior public market for the Company’s common stock and the lack of such a market may make resale of the Shares difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any purchaser that a market will develop subsequent to this offering. The Company intends to apply for quotation of its common stock on the OTC Bulletin Board. However, it does not know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the Bulletin Board or other exchange. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors may have difficulty selling their common stock should they desire to do so. If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Market, Inc., an Internet-based, real-time quotation service for over-the-counter securities.

Conflicts of Interest

Drs. Quay and Chen, a majority of the directors and majority owners of the outstanding shares of the Company, are the sole members of Ensisheim Partners, LLC, the limited liability company from which the Company has licensed the patents.

Drs. Quay and Chen are also the owners of the property from whom the Company leases its offices. As such they have the ability to increase the monthly lease rate beginning January 1, 2011, which would increase income to their company and increase expenses to the Company.

The Company’s founder beneficially owns and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over shareholder and corporate actions.

Dr. Steven C. Quay, the founder and president of the Company, is currently the beneficial owner of 11,000,000 shares (81.2%) of the Company’s outstanding common stock, and assuming sale of all the Shares, will own 59.3% of the Company’s then outstanding common stock upon closing of the offering. Dr. Steven Quay is the chief executive and financial officer and president, and a director of the Company. Dr. Chen is the Chief Scientific Officer and a director of the Company and is the wife of Dr. Quay. As the majority shareholders, they can control the outcome of any future elections of the board of directors. As the majority of director and officers of the Company, they are not subject to the cross-checks and balances for corporate action which would be the case if there were additional directors or executive officers. This means that they have control over most matters requiring approval by shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent shareholders from realizing a premium over the market price for their Shares of common stock.

The Company depends on its president to manage its business effectively.

The Company’s future success is dependent in large part upon its ability to understand and develop the business plan, manufacture the MASCT System and to attract and retain highly skilled professional, sales and marketing personnel. In particular, due to the relatively early stage of the Company’s business, its future success is highly dependent on its president and founder, to provide the necessary experience and background to execute the Company’s business plan. The Company does not have an employment agreement with Dr. Quay nor does it maintain “key man” insurance with respect to Dr. Quay. The loss of his services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, particularly in its ability to develop a core of health care professionals utilizing the System.

The concurrent sales of shares by selling shareholders.

This prospectus also relates to the sale of 2,340,000 shares of common stock to be sold by the holders thereof at a price of $3.00 per share. The selling shareholders will sell their shares at the same price as the Shares offered by the Company until such time as the Company’s shares are quoted on the OTC Bulletin Board after which such selling shareholders may sell their shares at prevailing market or privately negotiated prices. For whatever reason a purchaser may determine not to purchase shares from the Company but from one or more of the selling shareholders. In addition, the sale of the shares by the Company will likely make more shares of the Company’s common stock available for purchase which may have an adverse impact on the ability of the selling shareholders to sell their shares.

The Company may experience difficulty in locating, attracting and retaining experienced and qualified personnel which could adversely affect its business.

The Company will need to attract, retain, and motivate experienced anatomic pathologists, cytologists, histotechnologists, skilled laboratory and information technology staff, experienced sales representatives, and other personnel. Competition for these employees is strong, and if the Company is not able to attract and retain qualified personnel, revenues and earnings may be adversely affected.

The risk assessment tools, diagnostic tests and other predictive and personalized medicine products that the Company may develop may never achieve significant commercial market acceptance.

The Company may not succeed in achieving commercial market acceptance of any of its products and services. In order to market the diagnostic tests and to gain some market acceptance, the Company needs to demonstrate to physicians and other health care professionals the benefits of the MASCT System and its practical and economic application for their particular practice. Notwithstanding approval for the System by the FDA, many physicians and health care professionals are hesitant to introduce new services or techniques into their practice for many reasons including the new learning curve necessary to adopt the System into already established procedures and the uncertainty of the applicability or reliability of the results of the new System. In addition, the full or even partial payment for the Company’s products and tests whether by third-party payors (e.g. insurance companies) or the patients themselves will likely heavily influence physicians’ decisions to recommend or use the Company’s products.

Currently Medicare and certain insurance carriers will not reimburse for the NAF collection procedure which could slow or limit adoption of the MASCT System.

An NAF collection system similar to the NAF collection system to be manufactured and marketed by the Company called the HALO System is being sold by Neomatrix, Inc., Irvine, California and previously Cytyc, Inc., Marlboro, Massachusetts, marketed FirstCyte, a device to collect NAF by ductal lavage. Certain insurance carriers will not reimburse these procedures. For example, effective March 1, 2009, United Healthcare determined it would not cover the costs of these procedures because it believes there is insufficient clinical evidence to support efficacy for the evaluation of patients at risk for breast cancer. Similarly, Medicare does not reimburse this procedure. Lack of Medicare or insurance coverage will require patients to fully bear the costs of the NAF sample acquisition process and may slow or limit adoption.

Changes in regulations, policies, or payor mix may adversely affect reimbursement for laboratory services and could have a material adverse impact on our revenues and profitability.

Most of the Company’s services will be billed to a party other than the physician that ordered the test. Reimbursement levels for health care services are subject to continuous and often unexpected changes in policies. Changes in governmental reimbursement may result from statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes. Uncertainty also exists as to the coverage and reimbursement status of new services. Government payors and insurance companies have increased their efforts to control the cost, utilization, and delivery of health care services. At least yearly, Congress has considered and enacted changes in the Medicare fee schedule in conjunction with budgetary legislation. Further reductions of reimbursement for Medicare services or changes in policy regarding coverage of tests may be implemented from time to time. The payment amounts under the Medicare fee schedules are often used as a reference for the payment amounts set by other third-party payors. As a result, a reduction in Medicare reimbursement rates could result in a corresponding reduction in the reimbursements we will receive from such third-party payors. Changes in test coverage policies of other third-party payors may also occur. Such reimbursement and coverage changes in the past have resulted in reduced prices, added costs, reduced accession volume, and have added more complex and new regulatory and administrative requirements. Further changes in federal, state, and local third-party payor laws, regulations or policies may have a material adverse impact on our business.

Failure to participate as a provider with payors or operating as a non-contracting provider could have a material adverse effect on revenues.

The health care industry has experienced a trend of consolidation among health care insurers, resulting in fewer but larger insurers with significant bargaining power in negotiating fee arrangements with health care providers, including laboratories. Managed care providers often restrict their contracts to a small number of laboratories that may be used for tests ordered by physicians in the managed care provider’s network. If the Company does not have a contract with a managed care provider, it may be unable to gain those physicians as clients. In cases in which it will contract with a specified insurance company as a participating provider, it will be considered “in-network,” and the reimbursement of third-party payments is governed by contractual relationships. The Company’s in-network services will be primarily negotiated on a fee-for-service basis at a discount from the Company’s patient fee schedule, which could result in price erosion that would adversely affect revenues. The Company’s failure to obtain managed care contracts or participate in new managed care networks could adversely affect revenues and profitability. In cases in which the Company does not have a contractual relationship with an insurance company or is not an approved provider for a government program, it will have no contractual right to collect for services and such payors may refuse to reimburse it for services, which could lead to a decrease in accession volume and a corresponding decrease in revenues. As an out-of-network provider, reductions in reimbursement rates for non-participating providers could also adversely affect the Company. Third-party payors with whom the Company does not participate as a contracted provider may also require that it enter into contracts, which may have pricing and other terms that are materially less favorable to the Company than the terms under which it currently operates. While accession volume may increase as a result of these contracts, revenues per accession may decrease.

Use of the Company’s laboratory services as a non-participating provider also typically results in greater copayments for the patient unless the Company elects to treat them as if it were a participating provider in accordance with applicable law. Treating such patients as if the Company were a participating provider may adversely impact results of operations because it may be unable to collect patient copayments and deductibles. In some states, applicable law prohibits the Company from treating these patients as if it were a participating provider. As a result, referring physicians may avoid use of the Company’s services which could result in a decrease in accession volume and adversely affect revenues.

The inadvertent or unintentional failure to comply with the complex government regulations concerning privacy of medical records could impact the Company with fines and adversely affect its reputation.

The federal privacy regulations, among other things, restrict the Company’s ability to use or disclose protected health information in the form of patient-identifiable laboratory data, without written patient authorization, for purposes other than payment, treatment, or health care operations (as defined by HIPAA) except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy regulations provide for significant fines and other penalties for wrongful use or disclosure of protected health information, including potential civil and criminal fines and penalties. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, we could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

The Company will implement policies and practices that it believes brings it into substantial compliance with the privacy regulations. However, the documentation and process requirements of the privacy regulations are complex and subject to interpretation. Failure to comply with the privacy regulations could subject the Company to sanctions or penalties, loss of business, and negative publicity.

The HIPAA privacy regulations establish a “floor” of minimum protection for patients as to their medical information and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both HIPAA privacy regulations and various state privacy laws. The failure to do so could subject it to regulatory actions, including significant fines or penalties, and to private actions by patients, as well as to adverse publicity and possible loss of business. In addition, federal and state laws and judicial decisions provide individuals with various rights for violation of the privacy of their medical information by health care providers such as the Company.

The Company will rely on third-party suppliers, and the partial or complete loss of one of these suppliers, or the failure to find replacement suppliers or manufacturers in a timely manner, could adversely affect its business.

The Company will rely on third-party suppliers for the manufacture and supply of the MASCT system NAF collection device and patient collection kits and for the laboratory instruments, equipment, consumable supplies, and other materials necessary to perform the specialized diagnostic tests. The Company does not have long-term contracts with any suppliers or manufacturers. If it is unable to secure essential equipment or supplies in a timely manner, it could experience disruptions in its services that could adversely affect results.

The Company’s intended business to sell predictive medical products exposes the Company to possible litigation and product liability claims.

The Company’s business exposes it to potential liability risks inherent in the testing, marketing and processing of predictive or personalized medical products. A successful product liability claim could have a material adverse effect on the Company’s business. Any successful product liability claim may prevent the Company from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s products.

The Company’s initial reliance on a single laboratory facility that it intends to establish to perform its diagnostic services could cause delays and unexpected problems.

The Company intends to establish and rely on a single laboratory facility in the Greater Seattle, Washington area initially and for the foreseeable future. There is no guarantee that the Company will be able to establish this laboratory. If established, this facility and certain pieces of laboratory equipment would be expected to be difficult to replace and may require significant replacement lead-time. In the event that the Company is not able to complete its intended laboratory facility or if after completion such laboratory or equipment is affected by man-made or natural disasters, the Company would be unable to conduct its business and meet customer demands for a significant period of time.

The Company’s intention to provide a laboratory to analyze and read the NAF tests expose it as well to possible litigation based on malpractice or misdiagnoses.

The Company anticipates that it will establish a laboratory to analyze and read the NAF tests and report the results to the referring healthcare professional. If the laboratory made an error in its analysis of the NAF tests, for whatever reason, or if one of the Company’s laboratory staff misinterpreted the results of the test, then the Company would possibly be sued by the patient of such healthcare professional. Any outcome against the Company could possibly involve significant monetary judgments and could severely impact the Company’s financial resources and would most certainly impact on the ability of the Company in the future to obtain malpractice or other insurance for its laboratory services.

The Company’s business is subject to rapid technological innovation, and the development by third parties of new or improved diagnostic testing technologies or information technology systems could have a material adverse effect on our business.

The anatomic pathology industry is characterized by rapid changes in technology, frequent introductions of new diagnostic tests, and evolving industry standards and client demands for new diagnostic technologies. Advances in technology may result in the development of more point-of-care testing equipment that can be operated by physicians or other health care providers in their offices, or by patients themselves, without the services of freestanding laboratories and pathologists, thereby reducing demand for the Company’s services. In addition, advances in technology may result in the creation of enhanced diagnostic tools that enable other laboratories, hospitals, physicians, patients, or third parties to provide specialized laboratory services superior to the Company’s or that are more patient-friendly, efficient, or cost-effective. The Company’s success depends upon its ability to acquire or license on favorable terms or develop new and improved technologies for early diagnosis before its competitors and to obtain appropriate reimbursement for diagnostic tests using these technologies. Introduction of prophylactic treatments or cures could substantially reduce or eliminate demand for its services.

Failure to adequately protect the Company’s proprietary rights could adversely affect operations.

The Company considers its licensed patents, patent applications, trademarks, service marks, trade secrets, licensing agreements, unpatented know-how, and similar intellectual property as critical to its success. The Company expects to rely upon intellectual property law, trade secret protection, and confidentiality and license agreements with its employees, clients, partners, and others to protect its proprietary rights. The steps taken by it to protect its proprietary rights may not be adequate if employees or others infringe or misappropriate its proprietary rights. The Company can offer no assurance that it will have adequate remedies for any infringement. Its competitors may independently develop equivalent knowledge, methods, and know-how, and the Company would not be able to prevent their use. In addition, other parties may assert infringement claims against the Company.

The failure to comply with complex federal and state laws and regulations related to submission of claims for services could result in significant monetary damages and penalties and exclusion from the Medicare and Medicaid programs.

The Company will be subject to extensive federal and state laws and regulations relating to the submission of claims for payment for services, including those that relate to coverage of services under Medicare, Medicaid, and other governmental health care programs, the amounts that may be billed for services, and to whom claims for services may be submitted, such as billing Medicare as the secondary, rather than the primary, payor. Submission of claims will be particularly complex because the Company intends to provide both cytology services and clinical laboratory tests, which generally are paid using different reimbursement principles. The failure to comply with applicable laws and regulations could result in the Company’s inability to receive payment for its services or attempts by third-party payors, such as Medicare and Medicaid, to recover payments from the Company that have already been made. Submission of claims in violation of certain statutory or regulatory requirements can result in penalties, including civil money penalties of up to $10,000 for each item or service billed to Medicare in violation of the legal requirement, and exclusion from participation in Medicare and Medicaid. Government authorities may also assert that violations of laws and regulations related to submission of claims violate the federal False Claims Act or other laws related to fraud and abuse, including submission of claims for services that were not medically necessary. The Company will be generally dependent on independent physicians to determine when its services are medically necessary for a particular patient. Nevertheless, the Company could be adversely affected if it was determined that the services it provided were not medically necessary and not reimbursable, particularly if it were asserted that the Company contributed to the physician’s referrals to it of unnecessary services. It is also possible that the government could attempt to hold the Company liable under fraud and abuse laws for improper claims submitted by an entity for services that it performed, if it were found to have knowingly participated in the arrangement that resulted in submission of the improper claims.

Changes in FDA policies regarding the “home brew” exception from FDA review for laboratory-developed tests and reagents could adversely affect the Company’s business and results of operations.

Laboratory diagnostic tests developed and validated by a laboratory for its own use, also known as “Laboratory Developed Tests” or “home brew” tests, are regulated by the FDA under the federal Food, Drug and Cosmetic Act, or FDCA. To date, the FDA has decided, as a matter of enforcement, not to exercise its authority with respect to most “home brew” tests performed by high complexity CLIA-certified laboratories, which the Company intends to establish. A portion of the Company’s specialized diagnostic tests will be “home brew” tests for which it does not intend to apply for FDA premarket clearance or approval. In addition, manufacturers and suppliers of analyte specific reagents, or ASRs, which the Company may utilize for use in its “home brews,” are required to register with the FDA, conform manufacturing operations to the FDA’s Quality System Regulation, and comply with certain reporting and other record keeping requirements. The FDA regularly considers the application of additional regulatory controls over the development and use of “home brews” by laboratories. The Company cannot be sure that the FDA will not require it to obtain premarket clearance or approval for “home brew” diagnostic tests that it performs. Any premarket clearance requirements could restrict or delay the Company’s ability to provide specialized diagnostic services and may adversely affect its business. FDA regulation of laboratory-developed tests or increased regulation of the various medical devices used in laboratory-developed testing could increase the regulatory burden and generate additional costs and delays in introducing new tests, including genetic tests.

The Company’s common stock will be subject to Penny Stock Regulations which make resale difficult.

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

The Company does not expect to pay dividends in the future, which means that an investor may not be able to realize the value of his shares except through sale.

The Company has never and does not anticipate that it will declare or pay a cash dividend. The Company expects to retain earnings for its business and does not anticipate paying dividends on common stock at any time in the foreseeable future. Because it does not anticipate paying dividends in the future, the only opportunity to realize the value of the common stock will likely be through a sale of those shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, it cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company typically identifies these forward-looking statements by the use of forward-looking words such as “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or the negative version of those words or other comparable words.

The Company’s businesses can be affected by, without limitation, such things as economic trends, international strife or upheavals, scientific and medical discoveries, health and medical insurance regulation, health care provider restrictions and regulations, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the medical practice, medical testing, medical appliances and other industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

USE OF PROCEEDS

	Prospective Number of Shares Sold
	5,000,000 Shares	3,000,000 Shares	1,000,000 Shares
Gross Proceeds to Company	$15,000,000	$9,000,000	$3,000,000
Commission, if paid(1)	750,000	450,000	150,000
Completion of Computer Aided Design (CAD) files for manufacturing the MASCT System	250,000	250,000	250,000
Manufacture of launch quantities of the MASCT System and components	1,500,000	900,000	100,000
Hire and train sales and marketing personnel and related marketing and selling costs to launch the product in Pacific Northwest	4,000,000	2,400,000	500,000
Establish the clinical laboratory in the Seattle area	750,000	500,000	400,000
Research and development on follow-on products and services	1,750,000	1,050,000	100,000
General corporate purposes	6,000,000	3,950,000	1,650,000

(1)	Assumes commissions of 10% on sale of 50% of the Shares sold. The Company does not have an underwriter or placement agent but is seeking to establish a relationship with one for the sale of the Shares.

DETERMINATION OF OFFERING PRICE

The Company is offering the Shares at $3.00 per share. There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company based on the Company’s belief in its internal projections, anticipated growth and market potential. This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the opinion of management that the Company will develop all or a portion of its business plan and will develop a market value. The Company has based its per share offering price on what it views as the potential future value of its MASCT System and anticipated growth of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of the business.

DILUTION

Purchasers of the Shares may experience immediate dilution in the value of their shares of common stock. Purchasers in this offering will pay $3.00 per Share but immediately after purchase the value of those Shares will be reduced. Dilution represents the difference between the initial public offering price per share paid by purchasers and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities less intangible assets), divided by the number of shares of common stock outstanding.

Prior to the offering, the Company had a net tangible book value of $31,683 or $.002 per share with 13,550,000 shares of common stock outstanding.

The Company intends to sell up to 5,000,000 Shares at $3.00 per Share. This would result in an adjusted net tangible book value of $14,831,683 (assuming offering costs of $200,000) with 18,550,000 shares of common stock outstanding or $.80 per Share.

Assuming Sale of all 5,000,000 Shares (resulting in $15,000,000 in gross proceeds)

	Shares Outstanding		Total Paid
	Number	Percent	Amount	Percent
Existing Shareholders	13,550,000	73%	$277,540	2%
New Investors	5,000,000	27%	15,000,000	98%
Total	18,550,000	100%	$15,277,540	100%
Per Share offering price			$3.00
Net tangible book value per share before offering				$.002
Pro forma increase to net tangible book value per share attributable to offering				$.798
Pro forma net tangible book value per share after this offering			$.800
Dilution per share to new investors			$2.20

Assuming Sale of 3,000,000 Shares (resulting in $9,000,000 in gross proceeds)

	Shares Outstanding		Total Paid
	Number	Percent	Amount	Percent
Existing Shareholders	13,550,000	82%	$277,540	3%
New Investors	3,000,000	18%	9,000,000	97%
Total	18,550,000	100%	$9,277,540	100%
Per Share offering price			$3.00
Net tangible book value deficiency per share before offering				$.002
Pro forma increase to net tangible book value per share attributable to offering				$.536
Pro forma net tangible book value per share after this offering			$.538
Dilution per share to new investors			$2.462

Assuming Sale of 1,000,000 Shares (resulting in $3,000,000 in gross proceeds)

	Shares OutstandingTotal Paid
	Number	Percent	Amount	Percent
Existing Shareholders	13,550,000	93%	$277,540	8%
New Investors	1,000,000	7%	2,991,683	92%
Total	18,550,000	100%	$3,269,223	100%
Per Share offering price			$3.00
Net tangible book value deficiency per share before offering				$.002
Pro forma increase to net tangible book value per share attributable to offering				$.204
Pro forma net tangible book value per share after this offering			$.206
Dilution per share to new investors			$2.794

CONCURRENT SALES

This prospectus also relates to the sale of 2,340,000 outstanding shares of the Company’s common stock by the holders of those securities. The selling shareholders will offer their shares for sale at an offering price of $3.00 per share until such time as the Company’s common stock is quoted on the OTC Bulletin Board or other national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, broker-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares.

PLAN OF DISTRIBUTION

General

The Company is offering to the public a maximum of 5,000,000 shares of its common stock on a “best efforts” basis, which means that there is no minimum threshold of sales that must be met before the offering can close. There is no escrow or trust account in which subscriber funds will be held for any period of time. The proceeds from the sale of the Shares will become immediately available for use by the Company. The offering will be presented by the Company primarily through mail, telephone, electronic transmission and direct meetings in those states in which it has registered the Shares.

As of the date of this prospectus, the Company has not entered into any arrangements with any underwriter for the sale of the Shares. The Company intends to attempt to locate an underwriter or broker-dealer or selling agent to sell the Shares. The Shares will be sold by the President or certain other officers and directors of the Company, none of whom will receive any commission or compensation for the sale of the Shares. The Company has no arrangements nor has entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Shares.

The Company intends to maintain the currency and accuracy of this prospectus and to sell the Shares for a period of up to two years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Pursuant to the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, none of the officers offering the Shares is considered to be a broker of such securities as (i) no officer is subject to any statutory disqualification, (ii) no officer is nor will be compensated by commissions for sales of the securities (iii) no officer is associated with a broker or dealer (iv) all officers are primarily employed on behalf of the Company in substantial duties and (v) no officer participates in offering and selling securities more than once every 12 months.

The offering will terminate 24 months following the date of this prospectus unless earlier closed.

Supplemental Sales Material

In addition to this prospectus, the Company may utilize additional sales materials in connection with the offering of the Shares, although only when accompanied by or preceded by the delivery of this prospectus. These supplemental sales materials may include information relating to this offering, brochures and articles and publications concerning cellular and molecular diagnostic risk assessment products and medical diagnostic testing or related matters.

The Company is offering the Shares only by means of this prospectus. Although the information contained in the supplemental sales materials will not materially conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

Sales and Resales of the Shares under State Securities Laws

The Company is required to register the Shares in each state in which the Shares will be offered and sold. States provide for registration by coordination under which the Company will file the registration statement, of which this prospectus is a part, with those states. Although this will be a filing with those states by coordination and not by qualification or otherwise, those states may comment on suggested changes to the registration statement. Those states, assuming suggested changes, if any, are adequately addressed, will declare the registration statement effective on the date it is declared effective by the Securities and Exchange Commission.

The National Securities Market Improvement Act of 1996 (“NSMIA”) limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Following the effective date of the registration statement of which this prospectus is a part resales of the Shares and the Selling Shareholders’ Shares may be made pursuant to Section 4(1) of the Securities Act.

Selling Shareholders

The Selling Shareholder Shares are offering up to 2,340,000 shares at an offering price of $3.00 per share until such time as the Company’s common stock is quoted on the OTC Bulletin Board or other national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices and may be offered from time to time through underwriters, brokers, dealers, agents or other intermediaries.

The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. Transactions occurring after the stock is listed on a national exchange, if at all, will be made at market prices prevailing at the time of sale. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares.

The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares. Of the 2,340,000 Selling Shareholder Shares included in the registration statement of which this prospectus is a part, 120,000 shares are held by affiliates of officers and directors.

THE BUSINESS

Overview

The Company is a development-stage healthcare company focused on (i) the development and marketing of cellular and molecular diagnostic risk assessment products for breast cancer and (ii) the establishment of a cytology and molecular diagnostics laboratory focused exclusively on breast cancer. The Company has licensed the rights to develop, exploit, and market the FDA-approved Mammary Aspirate Cytology Specimen Test (MASCT) System. The MASCT System is a patented, FDA-approved medical device and patient sample collection kit. Using the MASCT System a sample of Nipple Aspirate Fluid (NAF), which contains cells and molecular diagnostic biomarkers that are useful in finding cancers and pre-cancerous changes, is taken from a patient and sent to a laboratory for testing. The Company intends to establish its own laboratory for this purpose. The FDA has determined, based on clinical trials performed with the MASCT System, that “the collected fluid can be used in the determination and/or differentiation of normal versus premalignant versus malignant cells.” Cytology changes in NAF have been shown to occur up to eight years before changes can be picked up by mammography.

The Company intends to market the MASCT System to physicians and clinics that specialize in women’s health, through a proprietary marketing and sales force that it will develop. There are over 8,700 mammography clinics, as well as dedicated breast health clinics, and obstetrics/gynecology medical practices that the Company believes can utilize the MASCT System.

The collected NAF samples need to be tested and analyzed at a laboratory with the equipment and specialized expertise to process and read the tests and results. The Company intends to establish a high complexity CLIA-certified laboratory specializing in processing the NAF samples. Because NAF samples are among the smallest medical samples handled by clinical laboratories, specialized procedures, protocols, and equipment will be used to maximize the diagnostic value of each sample. The Company anticipates that it will utilize both conventional cytology and advanced molecular diagnostic technologies in its laboratory and engage a staff of professional medical personnel to deliver accurate and comprehensive diagnostic reports. The Company intends to focus on sample-handling efficiency and intends to provide swift report turn-around times providing physicians with the ability to provide high quality patient care.

The MASCT System Manufacturing

The design and development of the MASCT System has been performed by HLB, Chicago, Illinois, an acclaimed medical device design company. The MASCT System is constructed from injection molded plastic components with standard material gaskets and parts. The membrane filter material that makes contact with the nipple is available from at least three domestic suppliers. The Company has received a proposal for completion of the Computer Aided Design (CAD) files that will permit high volume, low cost manufacturing of the MASCT System. Based on current materials and design, two established medical device manufactures have provided a proposal for the first high volume batch of collection devices and patient sample kits. The cost of goods and batch size volume in these initial proposals are consistent with expectations of the Company.

The Company believes the reusable MASCT pump and individual NAF kits can be sold to clinics at industry standard gross margins after cost of goods while still permitting the clinics to price the procedure at an attractive cost to the patient or insurance carriers.

MASCT System Development and Ownership History

Atossa Healthcare, Inc. was incorporated in 1998 by Dr. Steven Quay to conduct research on breast cancer diagnostic tests, from which the MASCT System was invented.

Nastech Pharmaceutical Company, Inc., (“Nastech”), a company developing nasal drug delivery products, acquired Atossa Healthcare, Inc. in August 2000 and Dr. Quay became chairman, CEO, and president of Nastech. At the time of the acquisition, the device had not been tested in humans and there were no issued patents. From 2000 to 2003 clinical trials were performed by Nastech and the product received FDA approval May 9, 2003.

Cytyc, Inc., a company marketing kits for cervical Pap smears, entered a five year development and marketing license agreement with Nastech for the MASCT System in July 2003. Hologic, Inc., a company specializing in digital mammography and breast biopsy equipment, acquired Cytyc in 2007 and the MASCT System was returned to Nastech (renamed as MDRNA, Inc.). Neither Cytyc nor Hologic marketed the MASCT System.

MDRNA, Inc. is a pre-clinical research company in RNAi therapeutics and a medical device was not a strategic fit for the company. In January, 2009, the patents and all product rights, including the FDA approval, were acquired by Ensisheim Partners LLC (“Ensisheim”). Neither MDRNA nor Hologic have any residual rights nor receive any further consideration from the product.

Atossa Genetics, Inc. and Ensisheim entered into an Exclusive License Agreement on July 27, 2009, whereby Ensisheim licensed the five United States patents as well as foreign counterparts that cover the manufacture, use, and selling of the MASCT System, as well as the FDA marketing authorization for the MASCT System exclusively to the Company with the right for the Company to exploit, market, sell, develop, and sublicense the patents and the MASCT System. The license obliges The Company to pay Ensisheim a 2% royalty on net sales made in any country or territory where a valid patent claim has been issued to Ensisheim or is pending with a minimum royalty of $50,000 per year before the first commercial sale of the MASCT System and $100,000 per year after the first commercial sale. Dr. Quay, the president and director of the Company, and his wife are the sole owners of Ensisheim Partners, LLC.

Breast Anatomy and Nipple Aspirate Fluid (NAF) Collection

The female breast has two main components; glandular tissue (lobes and ducts) and connective/fatty tissue. The breast is divided into 15 to 20 lobes that radiate outwards from the nipple and contain clusters of milk-producing glands. The lobes are further divided into smaller compartments called lobules. Each cluster drains into a duct, which connects the lobules and the nipple. The breast is held together by fatty connective tissue, which provides support and contains nerves as well as blood and lymphatic vessels.

Adenocarcinoma is a general term that refers to a cancer that starts in glandular tissues anywhere in the body. Over 85% of breast cancers start in glandular tissue and therefore are classified as adenocarcinomas. Those that originate in lobules are known as lobular carcinoma and those that begin in ducts are ductal carcinomas. The term “noninvasive breast cancer” refers to adenocarcinomas that are confined to lobules or ducts. Another term used to describe these cancers is in situ. Invasive breast cancer refers to a carcinoma that has spread from lobules or ducts to fatty connective tissue or beyond the breast (metastatic)..

Since the early studies in the 1950’s by Dr. George Papanicolaou, the inventor of the “Pap smear” for cervical cancer, it has been understood that adult non-pregnant, non-lactating women continuously secrete fluid into the milk ducts of the breast. This fluid does not normally escape because the nipple orifices are occluded by smooth muscle contraction, dried secretions, and keratinized epithelium. This fluid contains several cell types, including exfoliated breast epithelial cells, both normal as well as atypical cells and even malignant cells. The fluid also contains molecular diagnostic biomarkers, including associated proteins, complex lipids, RNA, and DNA.

A number of medical devices have been designed over the years that apply negative pressure to the nipple to induce the expression of Nipple Aspirate Fluid (NAF) which is then collected by carefully touching a capillary tube to any apparent drops of NAF. In general these devices are successful in obtaining NAF from 20% to 65% of patients. The Company believes it is this sample collection variability that has prevented routine adoption of NAF cytology for screening.

The MASCT System was designed to overcome this shortcoming by placing a hydrophilic (“water seeking”) membrane in contact with the nipple during the cycles of negative pressure to “wick” fluid from the orifice of the ducts by capillary action, thereby increasing the frequency of obtaining NAF in women.

MASCT System Clinical Testing

A clinical trial of the MASCT System was performed at the State University of New York, Stony Brook, New York, to test the efficiency of NAF collection in normal women. Thirty-one healthy, non-pregnant, pre-menopausal female volunteer subjects were tested with the MASCT System device for the ability to collect NAF samples for cytological examination, using the NAF cytology classification system of the College of American Pathologists. Of the 31 subjects, 30 (97%) had measurable NAF; 24 bilaterally and 6 unilaterally. NAF samples ranged from 1 to 37 microliters with an average of 7 microliters and all samples collected were deemed to be clinically useful. Fifty-eight of 60 NAF samples were reported as cytology Class I, and 2 of 60 were reported as cytology Class IIa. No adverse events were reported. The FDA, based on a 510(k) filing that included this clinical data and other data, provided a Premarket notification that this class II device “is intended for use in the collection of nipple aspirate fluid for cytological testing. The collected fluid can be used in the determination and/or differentiation of normal versus premalignant versus malignant cells.”

The Role of NAF Cytology in the Diagnosis and Treatment of Atypical Ductal Hyperplasia

Atypical ductal hyperplasia (ADH) is a condition in which the cells lining the breast duct grow excessively and abnormally. Without other risk factors, it produces a five-fold increased risk of breast cancer. With a family history of breast cancer, a diagnosis of ADH increases the risk of breast cancer 22-fold and in one study fully one-third of women with a biopsy of ADH have an occult cancer growing nearby. In fact, another study looked at changes in chromosome markers in ADH that are typical for invasive ductal cancer to determine if ADH was monoclonal for these changes, as expected of cancer, or polyclonal, as expected of hyperplasia. This study concluded that 50% of ADH was monoclonal and had the hallmarks of a cancerous growth. The analysis of NAF for these chromosomal changes could help determine the malignant or non-malignant properties of ADH in a particular patient and thus provide information allowing a personalized medicine therapeutic approach.

The incidence of ADH in otherwise normal women was determined in a study of women with normal mammograms who were undergoing breast reduction surgery and was found to be 4.4%. This would suggest that upwards of 4 million women have undiagnosed ADH.

ADH can only be diagnosed definitively by NAF analysis or a breast biopsy. In a study of 2.5 million women having screening mammography, the incidence of biopsy-proven ADH was less than 0.1%, suggesting that mammography misses over 97% of patients with ADH. On the other hand, in a study of 1134 women undergoing NAF sample collection, 6.3% had ductal hyperplasia or atypia, suggesting that this method is able to detect the true incidence of ADH. In addition, a Dutch study reported in December, 2009, that low dose radiation from mammograms can increase cancer incidence 1.5 to 2.5 fold in high risk women increasing the complexity of managing the high risk patient.

The MASCT System involves no radiation and the Company believes this aspect will increase the acceptance of NAF testing with the MASCT System.

The most comprehensive study of the predictive value of NAF cytology for identifying women at high risk for breast cancer was conducted at the University of California at San Francisco over a 19 year period. NAF was collected from 7673 women in two groups, the groups were stratified into women with acellular, normal, hyperplasia, or atypical NAF cytology and the incidence of breast cancer determined in the two groups over an average of 21 and 9 years follow-up, respectively. The incidence of hyperplasia by NAF cytology was 13.6% and the incidence of ADH was 1.6%. Breast cancer occurred in 3.7% of the women with acellular cytology and in 8.2% and 11.0% of the women with hyperplasia and atypia, respectively.

Drug therapy clinical trials for preventing breast cancer in high risk women are called chemoprevention trials. In a five year chemoprevention study of 19,700 women with ADH or other factors that made them at a high risk for invasive breast cancer, the use of either tamoxifen or raloxifene, drugs that block or interfere with the actions of estrogen receptors, reduced the incidence of breast cancer about 50%. Side effects were higher with tamoxifen compared to raloxifene. A separate study of raloxifene vs. placebo showed a 76% reduction in cancer incidence at 4 years and a 66% reduction at 8 years.

Other classes of drugs, including inhibitors of aromatase, an enzyme involved in making estrogen, are being tested or considered for testing in breast cancer chemoprevention trials. In a study of NAF specimens in 33 women at the start and 6 months after taking either tamoxifen or raloxifene, NAF cytology was unchanged in 85% and improved in 11% while the biomarker PSA, which has been shown to be controlled by sex hormones and inversely associated with breast cancer, increased from 37 ng/L to 112 ng/L due to treatment. United States patent 7,128,877, licensed exclusively to the Company, covers testing NAF for the biomarker PSA. The Company believes that increased use of pharmaceutical treatments with chemopreventive agents in high risk women will lead to more NAF cytology studies to both diagnosis ADH and follow the effects of treatment.

Finally, changes in diet and/or the use of dietary supplements are considered to possibly have an impact on breast cancer occurrence and can potentially change the cytology or the presence of biomarkers in NAF. A study of the affect of dietary intervention in 71 women over a one year period was conducted. The probability of obtaining a cellular NAF cytology increased with dietary fat intake, reaching over 7-fold increase for the highest to lowest quartile of fat intake. Furthermore, cellular NAF decreased with increasing plasma levels of dietary supplement antioxidants, lutein and alpha-carotene. Additional studies are ongoing in collaboration with the National Cancer Institute to look at the effect of other interventions, using NAF sample collection and analysis of cytology and molecular biomarkers as study end points. The Company believes the successful outcome of one or more of these studies could increase the use of NAF analysis.

The Role of NAF Cytology and Molecular Diagnostic Biomarkers in Screening for Breast Cancer

The sensitivity of a test for detecting an abnormality is an important measure in screening populations for the presence of occult disease. With mammography as the well accepted standard for breast cancer screening, a comparison of the sensitivity of NAF cytology and molecular diagnostic biomarkers for detecting cancer shows the role for the MASCT System as a screening tool.

The following Table shows the sensitivity of mammography and NAF cytology and biomarkers for detecting cancers, confirmed by needle biopsy.

Test	Sensitivity
Mammography: 40-54 years of age	78%
NAF biomarkers: DNA Methylation PCR	71-84%
Mammography: dense breasts	68%
NAF biomarker: SELDI-TOF Proteomics	63%
Mammography: under 40 years of age	54%
NAF cytology	41%

While NAF cytology seems well suited to identifying atypical ductal hyperplasia, the sensitivity of NAF cytology alone for detecting cancer is not ideal. However, the use of cytology and other biomarkers, especially the recently developed technologies of PCR detection of DNA-methylation of oncogene promoters and protein biomarker detection by Surface-enhanced laser desorption/ionization time-of-flight (“SELDI-TOF”) mass spectrometry of the proteome has the potential to make NAF analysis comparable to mammography.

The Market

United States laboratory testing market

According to Laboratory Economics, the total U.S. laboratory testing market, consisting of clinical and anatomic pathology as well as molecular diagnostics, was estimated to be $50 billion in 2006.

Clinical Pathology.  The clinical pathology market generally involves chemical testing and analysis of body fluids using standardized laboratory tests. These tests typically do not require the interpretive expertise of a pathologist and are frequently routine, automated, and performed by large national or regional clinical laboratory companies and hospital laboratories. Medicare reimbursement rates for clinical pathology services are generally between $7 and $23 per test.

Anatomic Pathology.  Anatomic pathology involves the diagnosis of cancer and other medical conditions through the examination of tissues (biopsies) and the analysis of cells (cytology) taken from patients. Generally, the anatomic pathology process involves the preparation of slides by trained histo-technologists or cytologists and the review of those slides by anatomic pathologists. Although anatomic pathologists do not treat patients, they establish a definitive diagnosis and may also consult with the referring physician. As a result of the greater degree of complexity and sophistication in anatomic pathology services, 2009 Medicare reimbursement rates for the anatomic pathology services of the type that the Company will perform are between $100 and $400 per patient.

Molecular Diagnostics.  Molecular diagnostics typically involve unique and complex genetic and molecular tests performed by skilled personnel using sophisticated instruments. As a result, molecular diagnostics are typically offered by a limited number of commercial laboratories. According to PriceWaterhouseCoopers, molecular diagnostics represents one of the fastest growing segments of the $37 billion market for in vitro diagnostics, which includes test tube diagnostics such as glucose monitoring for diabetes care but excludes diagnostics for research use. This market segment is expected to grow 14% annually between 2007 and 2012, from $2.6 billion to $5.0 billion.

The Company intends to develop and provide a range of molecular diagnostics to aid in the management of breast health, premalignant conditions, and cancer. The Company anticipates that it will operate in the outpatient segment of the U.S. anatomic pathology market, which represents approximately $6.2 billion, or 55%, of the $11.3 billion total U.S. anatomic pathology market, as estimated by Laboratory Economics.

United States Market Size for MASCT System procedures and laboratory tests

Testing in Normal Risk Women.  Depending on the assumptions made, if the MASCT System were adopted as an additional test during screening mammograms and/or cervical cancer (Pap smear) screening tests, the potential annual market size would be between 31.6 and 48.2 million women. This conclusion is reached from the following assumptions and scenarios:

MASCT in conjunction with cervical cancer screening (Pap smear), all ages. There were 29.8 million Pap smear examinations in 2006.

MASCT in conjunction with mammography, all ages. According to the MQSA National Statistics, there were 37.5 million mammograms performed in the US in 2009.

MASCT in conjunction with mammography in women age 40-49. According to the U.S. Census Bureau, as of July 1, 2009 there were 22.5 million women age 40-49. Current screening guidelines recommend annual mammograms for women in this age group. According to the Centers for Disease Control, 63.5% of women 40-49 follow the guidelines. If the MASCT System were used in conjunction with mammograms in this age group there would be 14.3 million studies per year.

MASCT in conjunction with mammography in women age 50-59. According to the U.S. Census Bureau, as of July 1, 2009 there were 20.7 million women age 50-59. Current screening guidelines recommend annual mammograms for women in this age group. According to the Centers for Disease Control, 71.8% of women 40-49 follow the guidelines. If the MASCT System were used in conjunction with mammograms in this age group there would be 14.9 million studies per year.

MASCT in conjunction with mammography in women age 60-69. According to the U.S. Census Bureau, as of July 1, 2009 there were 14.0 million women age 60-69. Current screening guidelines recommend annual mammograms for women in this age group. According to the Centers for Disease Control, 63.8% of women 60-69 follow the guidelines. If the MASCT System were used in conjunction with mammograms in this age group there would be 8.9 million studies per year.

MASCT in conjunction with cervical screening in women age 30-39. According to the U.S. Census Bureau, as of July 1, 2009 there were 20.2 million women age 30-39. Current screening guidelines do not recommend mammograms for women in this age group. Cervical cancer screening should be done every year with the regular Pap test or every two years using the newer liquid-based Pap test until achieving three successive normal studies at which time screening frequency can lengthen to every 2 to 3 years. One survey indicated 55% of women have Pap smears annually, exceeding the guidelines. If the MASCT System were used in conjunction with Pap smear testing in this age group there would be 10.1 million studies per year.

The above assumptions lead to the conclusion that 48.2 million MASCT System studies could be done annually in conjunction with mammography under current American Cancer Society recommendations for screening mammography.

MASCT in conjunction with mammography under the newly released U.S. Preventive Services Task Force Recommendation (USTFR). On November 19, 2009, the USTFR announced that, for normal risk women, screening mammography should begin at age 50 and be biennial until age 75. The American Cancer Society and other national groups strongly and publicly objected to the lack of recommendations for women under the age of 50 and the biennial interval for women over 50. If the USTRF guidelines were adopted uniformly and the MASCT system were used in conjunction with mammography, 21.5 million studies would be performed annually, 10.1 million would be performed in 30-39 year old women in conjunction with cervical Pap smears, or 31.6 million studies total.

It is possible that adoption of the USTRF mammography screening criteria could increase the utilization of the MASCT System but the Company has not performed studies to try to estimate this potential.

Testing in Women at High Risk for Breast Cancer

Breast Cancer Survivors.  Women who have had breast cancer are at a higher risk for recurrence of cancer or for a new malignancy. In 2008, there were 2.5 million breast cancer survivors in the United States. The Company believes these women would be candidates for regular MASCT System screening.

Post Menopausal Breast Cancer.  There is overwhelming evidence that post menopausal breast cancer is determined principally by estrogen, which induces cancer related biomarkers such as Cathepsin D. Since the serum levels of estrogen drops significantly when the ovary stops making it at menopause, the source of the hormone in breast cancer was not understood. In 2006, investigators at Northwestern University demonstrated that NAF contains estrogen and related sex hormones, that there is no correlation between serum and NAF concentrations of these hormones, preventing serum tests from finding these high risk patients, and that the likely source is synthesis within the breast itself. The authors concluded that measuring female sex hormone biomarkers like Cathepsin D in NAF may be useful in identifying post menopausal women at high risk for breast cancer and in monitoring chemoprevention trials, since the mechanism of action of the current therapies is interference with female sex hormone actions. U.S. patent 7,128,877, licensed exclusively to the Company, covers testing NAF for the biomarker Cathepsin D. There are approximately 32 million post menopausal women and the Company believes NAF sex hormone screening could help identify women who have high levels and are thus at high risk.

High Risk Women.  The Breast Cancer Risk Assessment Tool (based on the Gail model) has been established by the National Cancer Institute (NCI) and the National Surgical Adjuvant Breast and Bowel Project (NSABP) to identify women with an increased risk of breast cancer. The risk factors included in the test are: personal history of breast abnormalities, age, age at first menarche, age at first live birth, breast cancer among first-degree relatives (sisters, mother, or daughters), breast biopsies, obesity, and race. A study of 6904 women for an average follow up of 14.6 years demonstrated that clinically NAF may be most useful for women at highest absolute risk by the Risk Assessment Tool because modest differences in relative risk are amplified. In this group, the incidence of breast cancer by NAF cytology ranged from 5.3 to 10.3 per 1,000 women years (non-yielder to hyperplasia/atypia).

International market for MASCT System procedures and laboratory tests

The Company has used mammography data to estimate the market size for the MASCT System procedures and NAF laboratory testing outside the United States. In 2008, there were 49.8 million mammograms in Europe, 17.1 million in Japan, and 20.1 million in the remaining world (excluding North America) for a total market potential of 87 million studies per year. In China and Greater Asia, where mammography is underutilized, there are 366 million women 30-74 years of age and the annual number of new cases of breast cancer in China, once much lower than in the Western countries, is now about 190,000, the same as in the United States. The Company believes there is a substantial market for its products and services outside the United States but has not further quantified the opportunity. The Company anticipates that if it is able to develop the MASCT System and laboratory procedures in the United States, it will then market the MASCT System and the laboratory procedures to China and other markets outside the United States.

Government Regulation

CLIA and State Regulation

As a provider of cytology and molecular diagnostic services, the Company is required to hold certain federal, state and local licenses, certifications, and permits. Under CLIA, it is required to hold a certificate applicable to the type of work it performs and to comply with certain CLIA-imposed standards. CLIA regulates all laboratories by requiring they be certified by the federal government and comply with various operational, personnel, facilities administration, quality, and proficiency requirements intended to ensure that laboratory testing services are accurate, reliable, and timely. CLIA does not preempt state laws that are more stringent than federal law.

To obtain and renew its CLIA certificates, which it is required to renew every two years, the Company will be regularly subject to survey and inspection to assess compliance with program standards and may be subject to additional random inspections. Standards for testing under CLIA are based on the level of complexity of the tests performed by the laboratory. Laboratories performing high complexity testing are required to meet more stringent requirements than laboratories performing less complex tests where a CLIA certificate is required. Both NAF cytology and molecular diagnostic testing are high complexity tests. CLIA certification is a prerequisite to be eligible for reimbursement under Medicare and Medicaid.

The Clinical Laboratory Improvement Amendments of 1988 (CLIA ’88) was passed to improve quality control at cytology laboratories performing gynecological diagnoses (Pap smears for cervical cancer). Under CLIA `88, the number of slides a cytotechnologist may screen each day is regulated (no more than 100 slides in any 24 hour period, and must have at least 8 hours to complete the examination of 100 slides, which results in an average of 12.5 slides per hour) and quality control procedures require rescreening of a minimum of 10% randomly selected within-normal-limits (WNL) slides per day. In addition, specialized proficiency testing requirements apply not just to the laboratory, but to the individuals performing the test, specialized personnel standards, and quality control procedures. The Company will not be seeking certification to perform cervical Pap smears and therefore does not believe these provisions of CLIA ’88 apply to it.

In addition to CLIA requirements, the Company will be subject to various state laws. CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law, and a number of states, including Washington, where the Company is located, have done so. The Washington state Medical Test Site (MTS) Licensure law (Chapter 70.42 RCW) was passed in May 1989 to allow the state to regulate clinical laboratory testing. In October 1993, Washington became the first state to have its clinical laboratory licensure program judged by the Federal Health and Human Services Centers for Medicare and Medicaid Services (CMS) as equivalent to CLIA and was granted an exemption. In addition, New York, Maryland, Pennsylvania, Rhode Island, and California, have implemented their own laboratory regulatory schemes. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or prescribe record maintenance requirements.

Privacy and Security of Health Information and Personal Information; Standard Transactions

The Company will be subject to state and federal laws and implementing regulations relating to the privacy and security of the medical information of the patients it treats. The principal federal legislation is part of HIPAA. Pursuant to HIPAA, the Secretary of the Department of Health and Human Services, or HHS, has issued final regulations designed to improve the efficiency and effectiveness of the health care system by facilitating the electronic exchange of information in certain financial and administrative transactions, while protecting the privacy and security of the patient information exchanged. These regulations also confer certain rights on patients regarding their access to and control of their medical records in the hands of health care providers such as the Company.

Four principal regulations have been issued in final form: privacy regulations, security regulations, standards for electronic transactions, and the National Provider Identifier regulations. The HIPAA privacy regulations, which fully came into effect in April, 2003, establish comprehensive federal standards with respect to the uses and disclosures of an individual’s personal health information, referred to in the privacy regulations as “protected health information,” by health plans, health care providers, and health care clearinghouses. The Company is a health care provider within the meaning of HIPAA. The regulations establish a complex regulatory framework on a variety of subjects, including:

•	the circumstances under which uses and disclosures of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payment for services, and health care operations activities;
•	a patient’s rights to access, amend, and receive an accounting of certain disclosures of protected health information;
•	the content of notices of privacy practices for protected health information; and
•	administrative, technical and physical safeguards required of entities that use or receive protected health information.

The federal privacy regulations, among other things, restrict the Company’s ability to use or disclose protected health information in the form of patient-identifiable laboratory data, without written patient authorization, for purposes other than payment, treatment, or health care operations (as defined by HIPAA) except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy regulations provide for significant fines and other penalties for wrongful use or disclosure of protected health information, including potential civil and criminal fines and penalties. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, the Company could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

The Company will implement policies and practices that it believes brings it into substantial compliance with the privacy regulations. However, the documentation and process requirements of the privacy regulations are complex and subject to interpretation. Failure to comply with the privacy regulations could subject the Company to sanctions or penalties, loss of business, and negative publicity.

The HIPAA privacy regulations establish a “floor” of minimum protection for patients as to their medical information and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both HIPAA privacy regulations and various state privacy laws. The failure to do so could subject it to regulatory actions, including significant fines or penalties, and to private actions by patients, as well as to adverse publicity and possible loss of business. In addition, federal and state laws and judicial decisions provide individuals with various rights for violation of the privacy of their medical information by health care providers such as the Company.

The final HIPAA security regulations, which establish detailed requirements for physical, administrative, and technical measures for safeguarding protected health information in electronic form, became effective on April 21, 2003. The Company intends to employ what it considers to be a reasonable and appropriate level of physical, administrative and technical safeguards for patient information. Failure to comply with the security regulations could subject the Company to sanctions or penalties and negative publicity.

The final HIPAA regulations for electronic transactions, referred to as the transaction standards, establish uniform standards for certain specific electronic transactions and code sets and mandatory requirements as to data form and data content to be used in connection with common electronic transactions, such as billing claims, remittance advices, enrollment, and eligibility. The Company intends to outsource to a third-party vendor the handling of its billing and collection transactions, to which the transaction standards apply. Failure of the vendor to properly conform to the requirements of the transaction standards could, in addition to possible sanctions and penalties, result in payors not processing transactions submitted on our behalf, including claims for payment.

The HIPAA regulations on adoption of national provider identifiers, or NPI, required health care providers to adopt new, unique identifiers for reporting on claims transactions submitted after May 23, 2007. The Company will obtain NPIs for its laboratory facilities and pathologists so that it can report NPIs to Medicare, Medicaid, and other health plans.

The health care information of the Company’s future patients will includes social security numbers and other personal information that are not of an exclusively medical nature. The consumer protection laws of a majority of states now require organizations that maintain such personal information to notify each individual if their personal information is accessed by unauthorized persons or organizations, so that the individuals can, among other things, take steps to protect themselves from identity theft. The costs of notification and the adverse publicity can both be significant. Failure to comply with these state consumer protection laws can subject a company to penalties that vary from state to state, but may include significant civil monetary penalties, as well as to private litigation and adverse publicity. California recently enacted legislation that expanded its version of a notification law to cover improper access to medical information generally, and other states may follow suit.

Federal and State Fraud and Abuse Laws

The federal health care Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce referrals or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any health care item or service reimbursable under a governmental payor program. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests, opportunity to earn income, and providing anything at less than its fair market value. The Anti-Kickback Statute is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the health care industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the health care industry, HHS has issued a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions that, if met, will assure health care providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued.

From time to time, the Office of Inspector General, or OIG, issues alerts and other guidance on certain practices in the health care industry. In October 1994, the OIG issued a Special Fraud Alert on arrangements for the provision of clinical laboratory services. The Fraud Alert set forth a number of practices allegedly engaged in by some clinical laboratories and health care providers that raise issues under the “fraud and abuse” laws, including the Anti-Kickback Statute. These practices include: (i) laboratories providing employees to furnish valuable services for physicians (other than collecting patient specimens for testing for the laboratory) that are typically the responsibility of the physicians’ staff; (ii) providing free testing to a physician’s managed care patients in situations where the referring physicians benefit from such reduced laboratory utilization; (iii) providing free pick-up and disposal of bio-hazardous waste for physicians for items unrelated to a laboratory’s testing services; (iv) providing general-use facsimile machines or computers to physicians that are not exclusively used in connection with the laboratory services; and (v) providing free testing for health care providers, their families, and their employees (professional courtesy testing).

The OIG emphasized in the Special Fraud Alert that when one purpose of an arrangement is to induce referrals of program-reimbursed laboratory testing, both the clinical laboratory and the health care provider, or physician, may be liable under the Anti-Kickback Statute, and may be subject to criminal prosecution and exclusion from participation in the Medicare and Medicaid programs.

Another issue about which the OIG has expressed concern involves the provision of discounts on laboratory services billed to customers in return for the referral of more lucrative federal health care program business. In a 1999 Advisory Opinion, the OIG concluded that a proposed arrangement whereby a laboratory would offer physicians significant discounts on non-federal health care program laboratory tests might violate the Anti-Kickback Statute. The OIG reasoned that the laboratory could be viewed as providing such discounts to the physician in exchange for referrals by the physician of business to be billed by the laboratory to Medicare at non-discounted rates. The OIG indicated that the arrangement would not qualify for protection under the discount safe harbor because Medicare and Medicaid would not get the benefit of the discount. Subsequently, in a year 2000 correspondence, the OIG stated that the Anti-Kickback Statute may be violated if there were linkage between the discount offered to the physician and the physician’s referrals of tests covered under a federal health care program that would be billed by the laboratory directly. Where there was evidence of such linkage, the arrangement would be considered “suspect” if the charge to the physician was below the laboratory’s “average fully loaded costs” of the test.

Generally, arrangements that would be considered suspect, and possible violations under the Anti-Kickback Statute, include arrangements between a clinical laboratory and a physician (or related organizations or individuals) in which the laboratory would (1) provide items or services to the physician or other referral source without charge, or for amounts that are less than their fair market value; (2) pay the physician or other referral source amounts that are in excess of the fair market value of items or services that were provided; or (3) enter into an arrangement with a physician or other entity because it is a current or potential referral source. HIPAA also applies to fraud and false statements. HIPAA created two new federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from governmental payor programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services. A violation of this statute is a felony and may result in fines or imprisonment or exclusion from governmental payor programs.

Physician Referral Prohibitions

Under a federal law directed at “self-referral,” commonly known as the Stark Law, prohibitions exist, with certain exceptions, on Medicare and Medicaid payments for laboratory tests referred by physicians who personally, or through a family member, have an investment interest in, or a compensation arrangement with, the laboratory performing the tests. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid programs in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per bill submission, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal governmental payor programs. Bills submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited bill is obligated to refund such amounts.

Any arrangement between a laboratory and a physician or physicians’ practice that involves remuneration will prohibit the laboratory from obtaining payment for services resulting from the physicians’ referrals, unless the arrangement is protected by an exception to the self-referral prohibition or a provision stating that the particular arrangement would not result in remuneration. Among other things, a laboratory’s provision of any item, device, or supply to a physician would result in a Stark Law violation unless it was used only to collect, transport, process, or store specimens for the laboratory, or was used only to order tests or procedures or communicate related results. This may preclude a laboratory’s provision of fax machines and computers that may be used for unrelated purposes. Most arrangements involving physicians that would violate the Anti-Kickback Statute would also violate the Stark Law. Many states also have “self-referral” and other laws that are not limited to Medicare and Medicaid referrals. These laws may prohibit arrangements which are not prohibited by the Stark Law, such as a laboratory’s placement of a phlebotomist in a physician’s office to collect specimens for the laboratory.

Discriminatory Billing Prohibition

In response to competitive pressures, the Company will be increasingly required to offer discounted pricing arrangements to managed care payers and physicians and other referral services. Discounts to referral sources raise issues under the Anti-Kickback Statute. Any discounted charge below the amount that Medicare or Medicaid would pay for a service also raises issues under Medicare’s discriminatory billing prohibition. The Medicare statute permits the government to exclude a laboratory from participation in federal health care programs if it charges Medicare or Medicaid “substantially in excess” of its usual charges in the absence of “good cause.” In 2000, the OIG stated in informal correspondence that the prohibition was violated only if the laboratory’s charge to Medicare was substantially more than the “median non-Medicare/–Medicaid charge.” On September 15, 2003, the OIG issued a notice of proposed rulemaking addressing the statutory prohibition. Under the proposed rule, a provider’s charge to Medicare or Medicaid would be considered “substantially in excess of [its] usual charges” if it was more than 120 percent of the provider’s mean or median charge for the service. The proposed rule was withdrawn in June 2007. At that time, the OIG stated that it would continue to evaluate billing patterns of individuals and entities on a case-by-case basis.

Corporate Practice of Medicine

The Company’s contractual relationships with the licensed health care providers are subject to regulatory oversight, mainly by state licensing authorities. In certain states, for example, limitations may apply to the relationship with the pathologists that the Company intends to employ or engage, particularly in terms of the degree of control that the Company exercises or has the power to exercise over the practice of medicine by those pathologists. A number of states, including New York, Texas, and California, have enacted laws prohibiting business corporations, such as the Company, from practicing medicine and employing or engaging physicians to practice medicine. These requirements are generally imposed by state law in the states in which the Company operates, vary from state to state, and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators. Some of these requirements may apply to the Company even if it does not have a physical presence in the state, based solely on the employment of a health care provider licensed in the state or the provision of services to a resident of the state. The Company believes that it operates in material compliance with these requirements. However, failure to comply can lead to action against the Company and the licensed health care professionals that it employs, fines or penalties, receipt of cease and desist orders from state regulators, loss of health care professionals’ licenses or permits, the need to make changes to the terms of engagement of those professionals that interfere with the Company’s business, and other material adverse consequences.

State Laboratory Licensure

The Company intends that its laboratory will be certified by CLIA and be licensed in the state of Washington. However, many state licensure laws require a laboratory that solicits or tests specimens from individuals within that state to hold a license from that state, even if the testing occurs in another state. The Company intends to accept testing from California, New York, Pennsylvania, Maryland, New Jersey, and Rhode Island, which require out-of-state laboratories to hold state licenses. The Company intends to apply for licenses in these states. Similarly, many of the states from which it will solicit specimens require that a physician interpreting specimens from that state be licensed by that particular state, irrespective of where the services are to be provided. In the absence of such a state license, the physician may be considered to be engaged in the unlicensed practice of medicine.

The Company may become aware from time to time of other states that require out of state laboratories or physicians to obtain licensure in order to accept specimens from the state, and it is possible that other states do have such requirements or will have such requirements in the future. The Company intends to follow instructions from the state regulators as how to comply with such requirements.

Referrals After Becoming a Public Company

Once the Company’s stock is publicly traded, it will not be able to accept referrals from physicians who own, directly or indirectly, shares of its stock unless it complies with the Stark Law exception for publicly traded securities. This requires, among other things, $75 million in stockholders’ equity (total assets minus total liabilities). The parallel safe harbor requires, among other things, $50 million in undepreciated net tangible assets, in order for any distributions to such stockholders to be protected under the Anti-Kickback Statute.

Other Regulatory Requirements

The Company’s laboratory will be subject to federal, state, and local regulations relating to the handling and disposal of regulated medical waste, hazardous waste, and biohazardous waste, including chemical, biological agents and compounds, and human tissue. The Company intends to use outside vendors who are contractually obligated to comply with applicable laws and regulations to dispose of such waste. These vendors will be licensed or otherwise qualified to handle and dispose of such waste.

The Occupational Safety and Health Administration, or OSHA, has established extensive requirements relating to workplace safety for health care employers, including requirements mandating work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. Pursuant to its authority under the FDCA, the FDA has regulatory responsibility over instruments, test kits, reagents, and other devices used to perform diagnostic testing by laboratories such as ours. Specifically, the manufacturers and suppliers of analyte specific reagents, or ASRs, which we will obtain for use in diagnostic tests, are subject to regulation by the FDA and are required to register their establishments with the FDA, to conform manufacturing operations to the FDA’s Quality System Regulation and to comply with certain reporting and other record keeping requirements. The FDA also regulates the sale or distribution, in interstate commerce, of products classified as medical devices under the FDCA, including in vitro diagnostic test kits. Such devices must undergo premarket review by the FDA prior to commercialization unless the device is of a type exempted from such review by statute or pursuant to the FDA’s exercise of enforcement discretion.

For instance, diagnostic tests that are developed and validated exclusively by a laboratory are called Laboratory Developed Tests or “home brew” tests. The FDA maintains that it has authority to regulate the development and use of “home brews” as medical devices, but to date has not exercised its authority with respect to “home brew” tests as a matter of enforcement discretion. The FDA regularly considers the application of additional regulatory controls over the sale of ASRs and the development and use of “home brews” by laboratories such as the Company’s.

Compliance Program

Compliance with government rules and regulations is a significant concern throughout the industry, in part due to evolving interpretations of these rules and regulations. The Company will seek to conduct its business in compliance with all statutes and regulations applicable to its operations. To this end, it has determined that it will establish an informal compliance program that reviews for regulatory compliance procedures, policies, and facilities throughout its business. To better focus compliance efforts, the Company intends to hire an experienced compliance officer when appropriate and develop a formal compliance program. The Company will make all suitable adjustments or modifications as become known or necessary in order to comply with these complex set of laws and regulations.

THE BUSINESS PLAN

Business Plan Overview

The Company’s business model will be built on hiring well-trained pathologists and experienced specialty sales force personnel, and establishing a dedicated client service team. As a result, the Company hopes to develop client loyalty and long-term relationships with referring physicians not only through exceptional diagnostic services, but also by frequently communicating about diagnostic innovations, responding to the service needs of physician practices, and offering professional consultations with our pathologists.

The Company anticipates that it will develop two main revenue sources: (i) product sales-based revenue from the sale of the MASCT System to physicians, breast health clinics, and mammography clinics and (ii) service-based revenue for the preparation and interpretation of the NAF samples sent to the Company’s laboratory. This will result in revenues from the sale as well as the use of the MASCT System.

In order to achieve its two-pronged revenue base, the Company will need to manufacture, through medical device suppliers, the MASCT System components, i.e., the collection device and patient NAF specimen kits and will need to establish a direct sales force to call on physicians and breast health and mammography clinics to market and sell the MASCT System.

The Company will need to have the MASCT Systems produced and to hire and train personnel to market the systems. The Company intends to use funds raised from this offering to produce the System and to develop its marketing sales force.

The Company’s product- and service-based income plan provides revenue from multiple, different sources with different timing in the procedure cycle. Product revenue from the sale of kits in bulk to the clinics and physicians comes before patients receive the test; laboratory revenue comes after the diagnosis is rendered.

The Company’s business model will be built on hiring well-trained pathologists and experienced specialty sales personnel. As a result, the Company hopes to develop client loyalty and long-term relationships with referring physicians not only through reliable diagnostic services, but also by frequently communicating about diagnostic innovations, responding to the service needs of physician practices, and offering professional consultations with the Company’s staff pathologists.

The Company’s specialized product and service business model was developed by founder and Chief Executive Officer, Dr. Steven Quay, MD, PhD, a board certified anatomic pathologist, with training at The Massachusetts General Hospital, Harvard Medical School and a former facility member of the Department of Pathology, Stanford University School of Medicine. Steven Quay invented the MASCT System and has been awarded 14 US and International patents for its innovation. He oversaw the clinical testing and regulatory filing of the MASCT device with the FDA that lead to its ultimate approval.

Dr. Quay also discovered that administration of a synthetic version of a natural hormone, oxytocin, increases the production of NAF. The Company anticipates that it will develop a second generation product, Oxy-MASCTTM, based on this research. This work was granted U.S. and foreign patents and are some of the patents that have been licensed by the Company. The Company anticipates that it will be able to market the Oxy-MASCT to the core of health care professionals utilizing the MASCT System.

The Business Model

The Company’s business model focuses on providing support for the management of breast health, disease prevention, and cancer diagnosis and treatment to patients and physicians. The Company intends to provide physicians with fast, accurate diagnoses, allowing them to make informed and timely health management and treatment decisions with their patients. The Company will rely on the expertise of pathologists and advanced diagnostic technologies and processes, to provide comprehensive patient diagnoses to referring physicians, in industry-standard turn-around times. In addition, the Company intends to offer physicians specialized breast health and disease diagnostic technologies including NAF cytology and molecular diagnostic testing for cancer.

The Company believes that offering advanced technology, including molecular biomarker testing, gives it a competitive advantage by allowing it to more precisely diagnose health and disease, which provides referring physicians with better information with which to make patient management and treatment recommendations.

Through a laboratory information software system, the Company hopes to streamline the diagnostic and reporting process to provide physicians with comprehensive and timely patient assessments.

Specialty Sales Team

The Company will need to hire sales representatives with technical knowledge in, for example, mammography, obstetrics/gynecology office practices, and women’s health clinics. As a result, the Company will expect its sales representatives to develop long-lasting, consultative relationships with the referring physicians they serve. Similarly, the Company anticipates that its client service associates will focus on a relatively small geographic area and will provide dedicated support services to its physician clients. These representatives will hopefully provide physician clients and their office staff with a knowledgeable and consistent point of contact thereby strengthening the Company’s client relationships.

Once a member of the Company’s sales team has developed a relationship with a referring physician, retaining that salesperson will be significant to the Company’s ability to capitalize on the client relationship. The Company intends to offer its sales force the opportunity to earn higher compensation, primarily through commissions on revenues earned over the duration of a physician client’s account. The Company hopes that this structure will provide the sales force with incentives to not only establish new clients but to maintain and enhance relationships with existing clients.

The Company’s Anticipated Services

By focusing on NAF samples and the cytology and molecular diagnostic technologies utilizing NAF, the entire process from MASCT specimen collection to delivery of the comprehensive patient diagnoses will be tailored to the specific needs of the Company’s referring physicians. When a physician uses the MASCT System to take a NAF specimen from a patient for diagnostic testing, he or she will complete a requisition form (either by hand or electronically, via electronic medical records, or EMR, technology or via an EMR web interface), attach a bar-coded label to each NAF specimen from the requisition, and package the specimen for shipment to the Company.

The Company will supply physicians with pre-addressed packaging for added convenience. The Company intends to schedule daily specimen collections from its referring physicians, which creates reliability and convenience and relieves referring physicians of the administrative burden and cost of handling logistical details. Once the specimen arrives in the Company’s laboratory, the Company will scan the bar coded label on the requisition and enter all pertinent information about the specimen, including patient billing information, into a work-flow software system. A cytotechnologist will then prepare the specimen for interpretation. It is preferable to prepare NAF slides with liquid-based cytology technique, using cellular concentration and monolayer slide method. This approach aids interpretation, because it optimizes cellularity. The prepared specimen will be delivered to one of the Company’s pathologists. After diagnosis, the pathologist will use a software system to prepare a comprehensive report, which might include any relevant images from the NAF. The diagnostic report will then be delivered to the physician via secure Internet software, remote printer, fax or mail. Should the physician have questions, the Company’s pathologists will be available for consultations.

Experienced Specialized Pathologists

The practice of anatomic pathology requires a pathologist to make a specific diagnosis, which referring physicians rely on to determine appropriate treatment plans and monitor the effectiveness of treatment. In addition to Dr. Quay, the Company intends to hire other board-certified pathologists to assist in the interpretation of the NAF samples.

Specialty Sales Teams

Experienced and specialized sales and client service teams will be integral to the Company’s business and success. The Company anticipates that each member of the sales force will specializes in one of the anatomic pathology markets. By focusing on a single anatomic pathology field, the sales representatives will gain technical knowledge and a better understanding of physician practices within their area of expertise. As a result, the Company expects that the sales representatives will develop long-lasting, consultative relationships with the referring physicians in the specialties they serve, which improves client service and creates a competitive advantage.

The specialization and focus of the sales team, including client service associates, on breast health, disease prevention, and the diagnosis and treatment of cancer allows them to develop significant expertise and hopefully will lead to strong consultative relationships with referring physicians and their office staff thereby giving the Company a competitive edge. The breast health and disease specialization of the marketing team allows them to follow market trends within this field and to translate that information into improved sales and marketing processes.

The Company will focus its marketing and sales efforts on urging physicians and breast health and mammography clinics to use the MASCT System in conjunction with other health screening examinations, including annual physical examinations and regularly scheduled cervical Pap smears and mammograms. The sales representatives will concentrate on a geographic area based on the number of physician clients and prospects, which will be identified using several national physician databases that provide address information, patient demographic information, and other data. The Company will also use the FDA website containing contact information on the approximately 8800 Mammography Quality Standards Act (MQSA)-certified clinics.

At the beginning of a new client relationship, a sales representative will visit a targeted physician’s office or clinic and will describe in detail the MASCT System for NAF collection and the kind and use of the information that can be obtained and the value of this information in the management of breast health, disease prevention, and cancer diagnosis and management for their patients. The sales representatives’ focus on breast health and disease research and issues allows them not only to discuss the Company’s specialized cytology and molecular diagnostic services, but also to describe pending diagnostic developments and new products and technologies in the field.

If a client relationship is established, the Company intends the sales representative to provide frequent follow-up sales and service calls to ensure that the Company meets the physician and office staff needs and expectations and to explore other opportunities for the physician to use the specialized diagnostic services. The Company believes that the frequency of these sales calls will allow the sales representatives to build and enhance strong relationships with clients, helping to better understand their needs and develop new service offerings. Periodically, the Company anticipates that its medical directors will accompany members of the sales team to physicians’ offices to provide additional consultation and to further establish professional relationships with referring physicians. In addition to the sales representatives, the Company intends to have its clients and, in particular, their office staff, be supported by dedicated client service teams. These service teams will provide clients with a personal, knowledgeable, and consistent point of contact within the Company. Client service associates will coordinate the provision of services, ensure MASCT System testing supplies are replenished, answer administrative and billing questions, and resolve service issues. The Company believes these additional client contacts will enhance client satisfaction and strengthen overall client relationships.

Billing and Reimbursement

Depending on the billing arrangement and applicable law, the party that reimburses the Company for its services will be (1) a third party who provides coverage to the patient, such as an insurance company, managed care organization, or a governmental payor program; (2) the physician or other authorized party (such as another laboratory) who ordered the test or otherwise referred the test to us; or (3) the patient. A large percentage of revenues are likely to be derived from Medicare, so Medicare coverage and reimbursement rules will be significant to operations. Reimbursement for services under the Medicare program is based principally on two sets of fee schedules. Generally, anatomic pathology services, including most of the services the Company will provide, are paid based on the Medicare physician fee schedule. The physician fee schedule is designed to set compensation rates for those medical services provided to Medicare beneficiaries that require a degree of physician supervision. Clinical laboratory tests that are not physician pathology services, such as most blood and urine tests, are paid by Medicare based on the clinical laboratory fee schedule. Outpatient diagnostic laboratory tests are typically paid according to the laboratory fee schedule.

For the anatomic pathology services to be provided by the Company, it will be reimbursed under the Medicare physician fee schedule, and beneficiaries are responsible for applicable coinsurance and deductible amounts. The physician fee schedule is based on assigned relative value units for each procedure or service, and an annually determined conversion factor is applied to the relative value units to calculate the reimbursement. The formula used to calculate the fee schedule conversion factor has resulted in significant decreases in payment levels in recent years, and for 2008, CMS generally provided for a 10.1 percent decrease in physician fee schedule payments. Future decreases in the Medicare physician fee schedule are expected unless Congress acts to change the fee schedule methodology or mandates freezes or increases each year. Because the vast majority of the Company’s laboratory services will be reimbursed based on the physician fee schedule, changes to the physician fee schedule could result in a greater impact on revenues than changes to the Medicare laboratory fee schedule.

The Company expects to bill the Medicare program directly. Generally, it will be permitted to directly bill the Medicare beneficiary for clinical laboratory tests only when the service is considered not medically necessary and the patient has signed an Advanced Beneficiary Notice, or ABN, reflecting acknowledgment that Medicare is likely to deny payment for the service. In most situations, the Company is required to rely on physicians to obtain an ABN from the patient. When the Company is not provided an ABN, it will generally be unable to recover payment for a service for which Medicare has denied payment for lack of medical necessity. In billing Medicare, the Company will be required to accept the lowest of its actual charge, the fee schedule amount for the state or local geographical area, or a national limitation amount, as payment in full for covered tests performed on behalf of Medicare beneficiaries. Payment under the laboratory fee schedule has been limited by Congressional action such as freezes on the otherwise applicable annual Consumer Price Index, or CPI, update to the fee schedule amount. The CPI update of the laboratory fee schedule for 2004 through 2008 was frozen by the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

The Medicare statute permits CMS to adjust statutorily prescribed fees for some medical services, including clinical laboratory services, if the fees are “grossly excessive.” Medicare regulations provide that if CMS or a carrier determines that an overall payment adjustment of less than 15 percent is needed to produce a realistic and equitable payment amount, then the payment amount is not considered “grossly excessive or deficient.” However, if a determination is made that a payment adjustment of 15 percent or more is justified, CMS could provide an adjustment of 15 percent or less, but not more than 15 percent, in any given year. We cannot provide any assurance that fees payable by Medicare for clinical laboratory services could not be reduced as a result of the application of this rule or that the government might not assert claims for recoupment of previously paid amounts by retroactively applying these principles.

The payment amounts under the Medicare fee schedules are important not only for reimbursement under Medicare, but also because the schedule is often used as a reference for the payment amounts set by other third-party payors. For example, state Medicaid programs are prohibited from paying more than the Medicare fee schedule limit for laboratory services furnished to Medicaid recipients, and insurance companies and managed care organizations typically reimburse at a percentage of the Medicare fee schedule. The Company’s reimbursement rates will also vary depending on whether it is considered an “in-network,” or participating, provider. If the Company enters into a contract with an insurance company, our reimbursement will be governed by our contractual relationship, and it will typically be reimbursed on a fee-for-service basis at a discount from its patient fee schedule. If it does not have a contract with an insurance company, the Company will be classified as “out-of-network,” or as a non-participating provider. In such instances, it would have no contractual right to reimbursement for services. If the Company were to receive reimbursement, it would generally be at a rate higher than reimbursement rates for participating providers.

Growth Strategy

The Company intends to launch the MASCT System near its headquarters in Seattle and initially focus its sales and development in Washington, Oregon, and Idaho. This will allow the Company to test different market approaches and to better understand the marketing process before committing the significant financial and human resources to a national launch. These three states have 285 mammography clinics that perform approximately 1,140,000 mammograms per year and would represent a total potential market of over $100 million annually.

The Company plans to market the MASCT System nationally after its local marketing and selling effort and after it has established the operation of its clinical laboratory. This will provide it with experience and knowledge of the issues and problems that may arise as it markets the System and the facilities to provide the testing and reading of the samples.

Because the Company has an exclusive license, with the right to sub-license, to patents for the MASCT System and the laboratory testing in Europe, Japan, Canada, and Australia, it believes that it can find local partners for marketing the MASCT System and for performing the clinical laboratory testing in those countries. It also believes that it may be able to license the System and laboratory technology to local physicians, health care professionals and sales representatives in those countries and will be able to enter into licensing agreements for sales- and service-based royalties. The Company has pending patent applications in emerging markets such as China and India and believes these will also represent a growth opportunity.

Develop and obtain FDA approval for the Oxy-MASCT System

The Company believes NAF is a unique source of breast health and disease biomarkers and that a method to increase the amount of NAF that can be obtained in a single test will permit development of additional tests. The administration of the brain hormone oxytocin by injection or nasal spray immediately before NAF collection significantly increases the quantity of fluid obtained. We have an exclusive license to issued patents directed to the use of oxytocin in NAF collection in the U.S., Europe, Japan, Canada, and Australia. The Oxy-MASCT will require additional clinical trials and a filing with the FDA for market approval.

Develop additional molecular diagnostic tests

The addition of DNA, RNA, protein, lipid, and/or carbohydrate biomarker tests on NAF to increase the sensitivity and/or specificity or to assist with cancer therapy will be a focus of the Company’s research and development efforts. The Company believes that the performance of these tests in a high complexity CLIA-certified laboratory meets the FDA definition of a “home brew test” and therefore does not require pre-approval by the FDA in order to begin to offer these tests to patients and physicians. Immunohistochemistry protein, lipid, or carbohydrate biomarker tests are currently reimbursed by Medicare at $196 per patient while Fluorescence In Situ Hybridization (FISH) testing of DNA and RNA are currently reimbursed at $308 per patient.

Research and Development Strategy

The utility of NAF samples in the study of breast cancer prevention, etiology, progression, diagnosis, epidemiology, and therapy monitoring has been demonstrated through studies involving over 20,000 women and the publication of more than 140 peer reviewed papers and studies from multiple laboratories in countries all over the world. The Company intends to use this collected knowledge and its own research studies to develop molecular diagnostic biomarkers for breast health and disease. It is hoped that some of these tests will address the growing interest in Personalized Medicine, which PriceWaterHouse has estimated at about $232 billion currently and projects to grow 11% annually, nearly doubling in size by 2015 to over $450 billion.

The Company’s licensed patents provide the basis for the Company’s research efforts. Specifically, licensed NAF biomarker patents are directed to the general classes of biomarkers, that is, proteins, peptides, glycoproteins, lipids, glycolipids, DNA polynucleotides, or RNA polynucleotides. The patents are also directed to the following specific biomarkers in NAF: BRCA1 and BRCA2, CA-125, CEA,: Ki67 Growth Factor, Cyclin B1, Cyclin D1, Proliferating Cell Nuclear Antigen, Transforming Growth Factor alpha, Tissue Plasminogen Activator, Insulin Growth Factor Receptors, Collagenase Type IV, Laminins, Laminin Receptor, Integrins, p53, rb, nm23, ras, c-myc, c-myb, Heat Shock Proteins, Prolactin, Neuron-Specific Enolase, IR-14, KA 1, KA 14, Alpha-Lactalbumin, Actin, CEA, HIVIFG, MCA, PSA, Vasopressin, Cathepsin D, PGE2, pS2; IL-10, S-100 protein; Vimentin; Epithelial Membrane Antigen, bcl-2, CA15-3, CA 19-9, Tn Antigen, Alpha-lactalbumin, LASA, Gal-GalNAC, GCDFP-15, Le(y)-Related Carbohydrate Antigen, uPA, uPA related antigens and complexes, uPA Receptor, PAl-1 and PAl-2, Beta-glucuronidase, CD31, CD44 splice variants, blood group antigens including ABH, Lewis, and MN, and genetic lesions or altered expression levels of CCND1, EMS1, and combinations of these markers.

The Company believes that each of the stages of breast cancer, from normal growth, to hyperplasia, to Atypical Ductal Hyperplasia, to carcinoma in situ, and finally to invasive cancer is associated with specific biomarker patterns. The Company also believes that conducting genetic sequencing of DNA and RNA from NAF, such as the study of NAF and blood samples from cancer patients where the entire mitochondrial genome was sequenced from both samples and cancer-related mutations in the NAF but not the blood samples was identified, will become routine. Finally, obtaining epigenetic information, for example, by identifying DNA methylation patterns through methylation-specific DNA sequencing, will become the tools for the design of Personalized Medicine therapeutics, including RNAi therapeutics and cancer vaccines. The Company intends to use equity and/or debt capital as well as revenue-based earnings to support the internal development or licensing of its molecular diagnostic products to address these important un-served medical needs.

The Patents

The Company has the exclusive license to five issued U.S. patents and corresponding issued patents in Australia, Canada, Europe, Hong Kong, and Japan as well as pending patent applications in the U.S., Europe, and Japan.

The patent and application numbers, by country, are:

United States	Expiration
Patent 5,798,266	August 28, 2016
Patent 6,287,521	August 28, 2016
Patent 6,689,073	November 14, 2020
Patent 6,887,210	November 14, 2020
Patent 7,128,877	August 28, 2016
Patent Application 20060030787

Australia:
AU Patent 740,160
AU Patent 781,187
AU Patent 227,163

Canada:
CA Patent 2,264,277 and
CA Patent 2,427,967

Europe:
EU 97938551.1
One pending EU application.

Hong Kong:
HK Patent 00100654.7 and
HK application 03105927.4

Japan:
JP Patent 4,050,612
One pending JP divisional application

PCT Application:
PCT/US97/14863 Expired but National Phase entered
EU 01993422.3 – Published

The Company has applied with the United States Patent and Trademark Office for registration of the use of the marks Atossa (and design), MASCT, and Oxy-MASCT. Each of the other trademarks, trade names, or service marks of other companies appearing in this prospectus is the property of its respective owner.

Development and Usage of Licensed Patents

The licensed patents provide the Company with the exclusive unlimited right to develop, market, exploit, sublicense and otherwise use the technology and products covered by the patents as it determines in exchange for a royalty fee of 2% payable to Ensisheim Partners, LLC. The Company anticipates that it will develop the technology and products provided by the patents. The technologies and products covered by these patents can be summarized as:

MASCT System collection device for nipple aspirate fluid;

The method of making a diagnosis from NAF, using “whole cells, cell fragments, cell membranes, a protein, a peptide, a glycoprotein, a lipid, a glycolipid, a DNA polynucleotide, an RNA polynucleotide, or a combination thereof;” and

The use of the drug oxytocin to increase the amount of NAF produced.

The Company believes that these patents will allow the Company to develop the MASCT System and the specialty laboratory ahead of any competition and will give it a competitive edge in the market. The patents also provide the Company protection against other uses for the MASCT System and technology. Specifically, the MASCT System collection kits to be provided by the Company (which are protected under U.S. patent 6,887,210 (the “`210 patent”)) will be sold under a limited “collection only” patent license, which permits the physician to collect the sample but does not allow for other uses of the vial, including transporting the sample or preparing cytology slides or conducting biomarker studies with the NAF sample. In addition, the Company’s licensed U.S. patent 6,689,073, protects its processes of transferring and processing samples to detect or quantify breast disease markers and the detection of these biomarkers. The foreign patent counterparts contain similar claims. However, the Company’s licensed patents permit it to license to third party laboratories to transfer, process, and make diagnoses from NAF samples.

The Company’s licensed patents provide the basis for the Company’s research efforts. Specifically, licensed NAF biomarker patents are directed to the general classes of biomarkers, that is, proteins, peptides, glycoproteins, lipids, glycolipids, DNA polynucleotides, or RNA polynucleotides. The patents are also directed to the following specific biomarkers in NAF: BRCA1 and BRCA2, CA-125, CEA,: Ki67 Growth Factor, Cyclin B1, Cyclin D1, Proliferating Cell Nuclear Antigen, Transforming Growth Factor alpha, Tissue Plasminogen Activator, Insulin Growth Factor Receptors, Collagenase Type IV, Laminins, Laminin Receptor, Integrins, p53, rb, nm23, ras, c-myc, c-myb, Heat Shock Proteins, Prolactin, Neuron-Specific Enolase, IR-14, KA 1, KA 14, Alpha-Lactalbumin, Actin, CEA, HIVIFG, MCA, PSA, Vasopressin, Cathepsin D, PGE2, pS2; IL-10, S-100 protein; Vimentin; Epithelial Membrane Antigen, bcl-2, CA15-3, CA 19-9, Tn Antigen, Alpha-lactalbumin, LASA, Gal-GalNAC, GCDFP-15, Le(y)-Related Carbohydrate Antigen, uPA, uPA related antigens and complexes, uPA Receptor, PAl-1 and PAl-2, Beta-glucuronidase, CD31, CD44 splice variants, blood group antigens including ABH, Lewis, and MN, and genetic lesions or altered expression levels of CCND1, EMS1, and combinations of these markers.

Competition

The Company believes that the MASCT System for NAF collection will compete in the medical device product industry with Neomatrix, a private company located in Irvine, California and with academic scientists and physicians who use “homemade” NAF fluid collection systems for research purposes. The Neomatrix device is automated and provides warmth and nipple aspiration simultaneously. It is believed to be significantly more expensive than the MASCT System collection device. Because the company is private, cost, market share, or utilization information is not available.

The Company believes it will compete in the anatomic pathology laboratory industry based on the significant patent estate for the MASCT System, the technical expertise provided by the Company’s focus on diagnoses utilizing NAF, service-focused relationships with referring physicians, and its advanced technology. The Company does not believe that its competitors can transport or process NAF samples collected with the MASCT System without infringing the Company’s patent estate. The Company’s competitors would therefore have to obtain NAF samples from patients by a means other than the MASCT System, for example, the Neomatrix device. On the other hand, the Company believes that its laboratory would be ideal for the processing of NAF samples from the use of the Neomatrix device because of its unique focus on NAF sample processing, protocols, and expertise. The Company does not believe that Neomatrix operates a NAF clinical laboratory.

Laboratories that could process NAF samples not collected with the MASCT System include thousands of local and regional pathology groups, national laboratories, hospital pathologists, and academic laboratories. The largest such competitors include Laboratory Corporation of America and Quest Diagnostics Incorporated.

The Company could face competition from other sources such as:

Local and Regional Pathology Groups.  Local and regional pathology groups focus on servicing hospitals, often maintaining a staff of pathologists on site that can provide support in the interpretation of certain results. The business models of these laboratories tend to be focused on the efficient delivery of individual tests for a multitude of diseases rather than the comprehensive assessment of only NAF samples, and their target groups tend to be hospital pathologists as opposed to community physicians.

National Laboratories.  National laboratories typically offer a full suite of tests for a variety of medical professionals, including general practitioners, hospitals, and pathologists. Their emphasis on providing a broad product portfolio of commoditized tests at the lowest possible price often limits such laboratories’ ability to handle difficult or complex specimens requiring special attention, such as NAF samples. In addition, national laboratories typically do not provide ready access to a specialized pathologist for interpretation of test results.

Hospital Pathologists.  Pathologists working in a hospital traditionally provide most of the diagnostic services required for hospital patients and sometimes also serve non-hospital patients. Hospital pathologists typically have close interaction with treating physicians, including face-to-face contact. However, hospital pathologists often do not have the depth of experience, specialization, and expertise necessary to perform the specialized services needed for NAF samples.

Academic Laboratories.  Academic laboratories generally offer advanced technology and know-how. In fact, the vast majority of NAF sample processing over the last years has been in academic laboratories primarily for research purposes. These laboratories typically pursue multiple activities and goals, such as research and education, or are generally committed to their own hospitals. Turn-around time for specimen results reporting from academic laboratories is often slow. This limits the attractiveness of academic laboratories to outside physicians who tend to have focused specialized needs and require results-reporting in a timely manner.

Quality Assurance

The Company considers the quality of the diagnostic services it will provide to be of critical importance, and it intends to establish a comprehensive quality assurance program for its laboratories designed to drive accurate and timely test results and to ensure the consistent high quality of its testing services. In addition to the compulsory proficiency programs and external inspections required by CMS and other regulatory agencies, the Company intends to develop a variety of internal systems and procedures to emphasize, monitor, and continuously improve the quality of its operations.

The Company intends to maintain internal quality controls by routinely processing and diagnosing specimens with known diagnoses in parallel with patient specimens. It also intends to have an extensive, internally administered program of blind specimen proficiency testing, in which, for example, the testing laboratory and the pathologists do not know the specimen being tested is a quality control specimen.

The Company intends to participate in externally-administered quality surveillance programs, and, where required, its laboratories will be accredited by the College of Anatomic Pathology (CAP). The CAP accreditation program involves both unannounced on-site inspections of laboratories and participation in CAP’s ongoing proficiency testing program. CAP is an independent, non-governmental organization of board-certified pathologists that accredits laboratories nationwide on a voluntary basis and that has been accredited by CMS to inspect laboratories to determine adherence to the CLIA standards. A laboratory’s receipt of accreditation by CAP satisfies the Medicare requirement for participation in proficiency testing programs administered by an external source, one of Medicare’s primary requirements for reimbursement eligibility.

Information Systems

The Company intends to develop and implement management information systems that support our operations, physician service, and position the Company for long term growth. Its information systems, to the extent such systems hold or transmit patient medical information, must be capable of being operated in compliance with state and federal laws and regulations relating to the privacy and security of patient medical information, including a comprehensive federal law and regulations referred to as HIPAA. While we intend to establish our information systems to be compliant with such laws, including HIPAA, such laws are complex and subject to interpretation.

Billing and Reimbursement

Billing for the MASCT System medical device and patient kits and the NAF collection procedure.

Currently Medicare and certain insurance carriers do not cover the cost of collecting the NAF sample. The Company intends to work with physicians and other interest groups to obtain coverage for the procedures but this process can be lengthy, costly, and might not be successful. Failure to receive reimbursement could limit the adoption and utilization of the MASCT System. Because the process can be done by a nurse or physician’s assistant, takes less than 10 minutes, and the MASCT System supplies will contain everything to obtain, label, and ship the NAF samples, the charge for collecting NAF samples should be below the average cost of a mammogram.

Billing for diagnostic services

Billing for diagnostic services is generally complex. As a result, the Company intends to rely on a third-party billing company to perform most of its billing and collection services. Laboratories must bill various payors, such as private insurance companies, managed care companies, governmental payors such as Medicare and Medicaid, physicians, hospitals, and employer groups, each of whom may have different billing requirements. The Company expects to be obligated to bill in the specific manner prescribed by the various payors. Additionally, the audit requirements that must be met to ensure compliance with applicable laws and regulations, as well as internal compliance policies and procedures, add further complexity to the billing process. Other factors that complicate billing include:

•	additional billing procedures required by government payor programs;
•	variability in coverage and information requirements among various payors;
•	missing, incomplete or inaccurate billing information provided by referring physicians;
•	billings to payors with whom the Company does not have contracts;
•	disputes with payors as to who is responsible for payment;
•	disputes with payors as to the appropriate level of reimbursement;
•	training and education of employees and clients;
•	compliance and legal costs; and
•	cost related to, among other factors, medical necessity denials and the absence of advance beneficiaries notices.

In general, the Company expects to perform the requested tests and report test results regardless of whether the billing information is incorrect or missing. The Company will subsequently attempt to obtain any missing information and correct incomplete or erroneous billing information received from the health care provider. Missing or incorrect information on requisitions adds complexity to and slows the billing process, creates backlogs of unbilled requisitions, and generally increases the aging of accounts receivable. When all issues relating to the missing or incorrect information are not resolved in a timely manner, the related receivables will be written off to the allowance for doubtful accounts.

Reimbursement

Depending on the billing arrangement and applicable law, the party that reimburses the Company for its services will be (1) a third party who provides coverage to the patient, such as an insurance company, managed care organization, or a governmental payor program; (2) the physician or other authorized party (such as another laboratory) who ordered the test or otherwise referred the test to us; or (3) the patient. A large percentage of revenues are likely to be derived from Medicare, so Medicare coverage and reimbursement rules will be significant to the Company’s operations.

Reimbursement for services under the Medicare program is based principally on two sets of fee schedules. Generally, anatomic pathology services, including most of the services the Company provides, are paid based on the Medicare physician fee schedule. The physician fee schedule is designed to set compensation rates for those medical services provided to Medicare beneficiaries that require a degree of physician supervision. Clinical laboratory tests that are not physician pathology services, such as most blood and urine tests, are paid by Medicare based on the clinical laboratory fee schedule. Outpatient diagnostic laboratory tests are typically paid according to the laboratory fee schedule.

For the anatomic pathology services that the Company will provide, it will be reimbursed under the Medicare physician fee schedule, and beneficiaries are responsible for applicable coinsurance and deductible amounts. The physician fee schedule is based on assigned relative value units for each procedure or service, and an annually determined conversion factor is applied to the relative value units to calculate the reimbursement. The formula used to calculate the fee schedule conversion factor has resulted in significant decreases in payment levels in recent years, and for 2008, CMS generally provided for a 10.1 percent decrease in physician fee schedule payments.

Future decreases in the Medicare physician fee schedule are expected unless Congress acts to change the fee schedule methodology or mandates freezes or increases each year. Because the vast majority of the Company’s laboratory services will be reimbursed based on the physician fee schedule, changes to the physician fee schedule could result in a greater impact on the Company’s revenues than changes to the Medicare laboratory fee schedule.

The Company expects to bill the Medicare program directly. Generally, it will be permitted to directly bill the Medicare beneficiary for clinical laboratory tests only when the service is considered not medically necessary and the patient has signed an Advanced Beneficiary Notice, or ABN, reflecting acknowledgment that Medicare is likely to deny payment for the service. In most situations, the Company is required to rely on physicians to obtain an ABN from the patient. When the Company is not provided an ABN, it is generally unable to recover payment for a service for which Medicare has denied payment for lack of medical necessity.

In billing Medicare, the Company is required to accept the lowest of: its actual charge, the fee schedule amount for the state or local geographical area, or a national limitation amount, as payment in full for covered tests performed on behalf of Medicare beneficiaries. Payment under the laboratory fee schedule has been limited by Congressional action such as freezes on the otherwise applicable annual Consumer Price Index, or CPI, update to the fee schedule amount. The CPI update of the laboratory fee schedule for 2004 through 2008 was frozen by the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

The Medicare statute permits CMS to adjust statutorily prescribed fees for some medical services, including clinical laboratory services, if the fees are “grossly excessive.” Medicare regulations provide that if CMS or a carrier determines that an overall payment adjustment of less than 15 percent is needed to produce a realistic and equitable payment amount, then the payment amount is not considered “grossly excessive or deficient.” However, if a determination is made that a payment adjustment of 15 percent or more is justified, CMS could provide an adjustment of 15 percent or less, but not more than 15 percent, in any given year. The Company cannot provide any assurance that fees payable by Medicare for clinical laboratory services could not be reduced as a result of the application of this rule or that the government might not assert claims for recoupment of previously paid amounts by retroactively applying these principles.

The payment amounts under the Medicare fee schedules are important not only for reimbursement under Medicare, but also because the schedule is often used as a reference for the payment amounts set by other third-party payors. For example, state Medicaid programs are prohibited from paying more than the Medicare fee schedule limit for laboratory services furnished to Medicaid recipients, and insurance companies and managed care organizations typically reimburse at a percentage of the Medicare fee schedule.

The Company’s reimbursement rates will also vary depending on whether it is considered an “in-network,” or participating, provider. If it enters into a contract with an insurance company, the Company’s reimbursement will be governed by its contractual relationship, and it will typically be reimbursed on a fee-for-service basis at a discount from the patient fee schedule. If the Company does not have a contract with an insurance company, it will be classified as “out-of-network,” or as a non-participating provider. In such instances, it would have no contractual right to reimbursement for services. If it were to receive reimbursement, it would generally be at a rate higher than reimbursement rates for participating providers.

Competitive Bidding

The Medicare Modernization Act of 2003 required CMS to conduct a demonstration program on using competitive bidding for clinical lab tests that are furnished without a face-to-face encounter between the individual and the entity performing the test, to determine whether competitive bidding could be used to provide lab services at reduced cost to Medicare, while continuing to maintain quality and access to care. On July 15, 2008, the United States Congress passed H.R. 6331, the Medicare Improvements for Patients and Providers Act of 2008. This legislation repealed the Medicare Competitive Bidding Demonstration Project for Clinical Laboratory Services. Reintroduction by statute and widespread use of competitive bidding, if implemented for clinical lab services, could have a significant effect on the clinical laboratory industry and on us. The Company could be precluded from furnishing certain clinical laboratory services to Medicare beneficiaries if it is not the successful bidder or, as part of the competitive bidding process, it could be required to offer reduced payment amounts in order to participate in the arrangement. In addition, states could initiate efforts to establish competitive bidding processes for the provision of clinical laboratory services under the state Medicaid program.

THE COMPANY

Employees

As of February 28, 2010, the Company had two executive officers and no other employees. The Company expects that it will hire more employees as it expands.

Property

The Company’s corporate headquarters are located at 4105 East Madison Street, Suite 320, Seattle, Washington 98112 where the Company leases approximately 330 square feet at an annual rent of $13,200 from Ensisheim Partners LLC, a limited liability company owned by Drs. Quay and Chen, who are husband and wife. The lease expires December 31, 2010 and can be renewed by the Company.

Insurance

The Company currently maintain office premises liability insurance only. At the time the Company establishes its laboratory and launches the MASCT System it expects to obtain liability insurance for its products and services. As a general matter, providers of diagnostic services may be subject to lawsuits alleging medical malpractice or other similar legal claims. Some of these suits involve claims for substantial damages. The Company believes that it will be able to obtain adequate insurance coverage in the future at acceptable costs, but cannot assure that it will be able to do so.

Legal Proceedings

The Company is not a party to any material legal proceedings.

Corporate History

The Company was incorporated April 30, 2009 as a Delaware C Corporation.

Reports to Security Holders

The Company intends to post its annual report to its security holders on its website and will send a copy of the annual report, including audited financial statements, to any shareholder who requests it. The Company will not be a reporting issuer with the Securities and Exchange Commission until its registration statement is declared effective. The Company maintains a website at www.AtossaGenetics.com.

The Company has filed a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the shares of its common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company. Reference is made to its registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. The statements made in this prospectus are qualified in their entirety by reference to these additional materials. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20002. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. The Company’s registration statement and the referenced exhibits can also be found at the web site address.

Upon effectiveness of the Company’s registration statement, it will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, that require it to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at the public reference room facilities of the Securities and Exchange Commission at the address set forth above, and copies of such material may be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates. Because the Company will file documents electronically with the Securities and Exchange Commission, this information may be obtained by visiting the web site of the Securities and Exchange Commission at http://www.sec.gov.

Conflicts of Interest

Dr. Steven Quay is the chief executive and financial officer and president, and a director of the Company. Dr. Chen is the chief scientific officer and a director of the Company. Drs. Quay and Chen are husband and wife. They are the Company’s majority shareholders. As the majority shareholders, they can control the outcome of any future elections of the board of directors. As the majority shareholders and officers of the Company, they may not be subject to the cross-checks and balances for corporate action which would be the case if there were additional executive officers. This means that they have control over actions to be taken by the Company. Such control could result in actions being taken by the Company which would be detrimental to its investors including such possible actions as unduly large compensation packages, overly-liberal expense reimbursement or self dealing transactions.

Drs. Quay and Chen are the sole members of Ensisheim Partners, LLC, the limited liability company from which the Company has licensed the MASCT-related patents. Ensisheim Partners, LLC is also the holder of other patents not related to the MASCT System and specialized “MASCT-related”laboratory and NAF samples and testing.

Drs. Quay and Chen are also the owners of the property from whom the Company leases its offices. As such they have the ability to increase the monthly lease rate beginning January 1, 2011, which would increase income to their company and increase expenses to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

The Company is a development-stage healthcare company focused on the development and marketing of cellular and molecular diagnostic risk assessment products for breast cancer and (ii) the establishment of a cytology and molecular diagnostics laboratory focused exclusively on breast cancer. Using the licensed patented, FDA-approved Mammary Aspirate Cytology Specimen Test (MASCT) System, a nurse or physician’s assistant, can collect a sample of Nipple Aspirate Fluid (NAF), which contains cells (cytology) and molecular diagnostic biomarkers that are useful in finding cancers and pre-cancerous changes. The FDA has determined, based on clinical trials performed with the MASCT System, that “the collected fluid can be used in the determination and/or differentiation of normal versus premalignant versus malignant cells.” Cytology changes in NAF have been shown to occur up to eight years before changes can be picked up by mammography.

The Company intends to manufacture and market the MASCT System to health care professionals initially primarily in Washington, Oregon and Idaho. The Company also intends to establish a speciality laboratory, staffed by specially trained physicians and health care professionals, to analyze and read the MASCT System tests and report those results to the subscribing health care professional.

Purpose of the Offering

The primary purpose of the offering described in this prospectus is to provide the Company with a source of financing for the development and launch of its current product, the MASCT System, and services and products to be developed. Current economic conditions have cast an uncertainty over the availability of private equity, venture capital, or commercial loans for medical device and/or molecular diagnostic laboratory companies. By raising investment capital through this offering, The Company will have access to development funds independent of banks or other financing sources.

Current Operations

The Company has no current operations and has no revenues.

The Company incurred no capital expenses but has incurred expenses for research, development and organization of the Company.

The Company anticipates that it will utilize the proceeds of this offering for the development of its business plan and does not expect to incur any debt.

The Company leases approximately 330 square feet of office space for its corporate headquarters at an annual rent of $13,200 from Ensisheim Partners LLC, a limited liability company owned by Drs. Quay and Chen, husband and wife, the majority shareholders, directors and executive officers of the Company. The lease expires December 31, 2010 and can be renewed by the Company.

The Company has entered into a perpetual, exclusive and irrevocable license agreement with Ensisheim Partners LLC for the use and marketing of certain patents and patent applications as well as the FDA marketing authorization for the MASCT System with the right for the Company to develop, market and/or sublicense any of the rights under the patents and market authorization. Pursuant to the license agreement the Company will pay Ensisheim a 2% royalty on net sales in any country or territory where a valid patent claim has been issued or is pending. The Company is required to pay minimum royalties of $50,000 per year before the first commercial sale and $100,000 per year after the first sale. There is no termination date for the license agreement.

The Company anticipates developing revenues from two sources: (i) product sales-based revenue from the sale of the MASCT System to physicians, breast health clinics, and mammography clinics and (ii) service-based revenue for the preparation and interpretation of the NAF samples sent to the Company’s laboratory. The Company believes that there is a large market of health care professionals to whom the MASCT System can be marketed. The Company plans to develop a specialty trained sales force to market the product on a localized territorial basis thereby developing personal relationships with the health care professionals to whom such sales force can provide service and support.

The Company intends to develop a specialized laboratory for the processing and analysis of the MASCT System tests submitted by client health care professionals. The Company anticipates that it will need to develop a staff of anatomic pathologists to read the test results. In addition to Dr. Quay, the Company intends to hire other board-certified pathologists to assist in the interpretation of the NAF samples.

Discussion of Fiscal Year Ended December 31, 2009.  For the year ending December 31, 2009, the Company had total expenses of $122,857 consisting of $21,250 in expenses for Research and Development and $101,607 in expenses for general and administrative costs.

The Research and Development expenses were incurred by HLB, Inc. Chicago, Illinois, a medical device design company, for development work related to the MASCT System. The General and Administrative expenses consisted of $88,522 for legal and professional fees, related to company incorporation, set up, patent prosecution and maintenance fees and financial accounting and auditing fees.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

Name	Age	Position	Date Directorship Commenced
Steven C Quay, MD, PhD	59	Director, President Chief Executive Officer, Chief Financial Officer	April 30, 2009
Shu-Chih Chen, PhD	48	Director Chief Scientific Officer	April 30, 2009
John Barnhart	53	Director	July 28, 2009

Dr. Steven Quay is the chief executive and financial officer and president, and a director of the Company. Dr. Chen is the Chief Scientific Officer. Drs. Quay and Chen are husband and wife, respectively. They are the Company’s majority shareholders. As the majority shareholders, they can control the outcome of any future elections of the board of directors. As such they are not subject to the cross-checks and balances for corporate action which would be the case if there were additional directors or executive officers. This means that they have control over actions to be taken by the Company. Such control could result in actions being taken by the Company which would be detrimental to its investors including such possible actions as unduly large compensation packages, overly-liberal expense reimbursement or self dealing transactions.

Directors do not receive any compensation. Directors may be shareholders of the Company.

Directors will serve until the annual meeting of the shareholders and until their respective successors have been elected and qualified or until death, resignation, removal or disqualification.

The Company’s by-laws provide that the number of directors to serve on the Board of Directors may be established, from time to time, by action of the Board of Directors. Vacancies in the existing Board are filled by a majority vote of the remaining directors on the Board. The Company’s executive officers are appointed by and serve at the discretion of the Board.

Committees and Terms

The Board of Directors has not established any committees.

The Company anticipates that the annual meeting of shareholders will be held in June. The Company will notify its shareholders that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be received by the Company at least 45 days prior to the meeting. No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the Board of Directors.

Steven C. Quay, M.D., Ph.D. Dr. Quay has served as a director, President, Chief Executive Officer, and Chief Financial Officer since the Company was incorporated April 30, 2009. Dr. Quay received his medical degree in 1977 and his Ph.D. in 1975 from the University of Michigan. Dr. Quay is a board certified anatomic pathologist, with training at The Massachusetts General Hospital, Harvard Medical School, and a former facility member of the Department of Pathology, Stanford University School of Medicine. Steven Quay invented the MASCT System and has been awarded 14 US and International patents for its innovation. He oversaw the clinical testing and regulatory filing of the MASCT device with the FDA that lead to its ultimate approval. He also discovered that administration of a synthetic version of a natural hormone, oxytocin, increases the production of NAF and was awarded both United States and international patents for its use. Including the patents for the MASCT System, Dr. Quay has a total of 69 U.S. patents, 92 pending patent applications, and has invented five pharmaceuticals that have been approved by the FDA and have generated substantial revenue for the companies utilizing such patents. Prior to his position with the Company, Dr. Quay served as Chairman of the Board, President, and Chief Executive Officer of MDRNA, Inc. (NASDAQ: MRNA) from August 2000 to June 2008, and as its Chief Scientific Officer until November 31, 2008.

Shu-Chih Chen, Ph.D. Dr. Chen has served as a director and the Chief Scientific Officer of the Company since the Company was incorporated April 30, 2009. Dr. Chen received her Ph.D. degree in Molecular and Cell Biology from Michigan State University in 1992 and has published extensively on Molecular Oncology. She was an Associate Professor at National Yang-Ming University, Taipei, Taiwan, before working in the research department at Nastech Pharmaceutical Company. She has four patent applications related to cancer therapeutics.

John Barnhart. Mr. Barnhart has been a director of the Company since July 20, 2009. He is the founder and Managing Director of the Visconti Group, a management consulting group in Seattle, Washington since November 2003. He held prior executive positions at The Walt Disney Company, Sony Pictures Entertainment, and Walt Disney Imagineering. He received a Bachelor of Science in engineering from California State University-Long Beach in 1974.

EXECUTIVE COMPENSATION

Remuneration of Officers

The Company has not yet paid or accrued any remuneration to any officers, directors, or employees.

Compensation Table

Name/Position	Year	Annual Salary	Stock and Bonus	Options	Compensation Plans	All Other Compensation	Compensation Total
Steven Quay/CEO President, Director	2009	0	(1)	0	0	0	0
Shu-Chih Chen Director, Chief Scientific Officer	2009	0	(2)	0	0	0	0
John Barnhart Director	2009	0	(3)	0	0	0	0

(1)	Steven Quay is the direct owner of 2,000,000 shares of the Company’s common stock and the beneficial owner of the 6,000,000 shares held by Ensisheim Partners, LLC and 3,000,000 shares owned by Manistee Ventures, Inc., a Wyoming corporation. None of such shares were issued as compensation and consideration was paid for all such shares.
(2)	Shu-Chih Chen is the beneficial owner of the 6,000,000 shares held by Ensisheim Partners, LLC and 3,000,000 shares owned by Manistee Ventures, Inc., a Wyoming corporation. None of such shares were issued as compensation and consideration was paid for all such shares.
(3)	John Barnhart is the beneficial owner of 90,000 shares of the Company’s common stock. None of such shares were issued as compensation and consideration was paid for all such shares.

Employment Agreements

The Company has not entered into any employment agreements with the officers and key personnel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

	Position	Number of Shares of Common Stock	Percent of Class(1)
Steven C. Quay, MD, PhD(2) 4105 E Madison St. Suite 320 Seattle Washington 989112	President, CEO, Director Chief Financial Officer	11,000,000	81.2%
Shu-Chih Chen(3) 4105 E Madison St. Suite 320 Seattle Washington 989112	Director Chief Scientific Officer	9,000,000	66.4%
John Barnhart 4105 E Madison St. Suite 320 Seattle Washington 989112	Director	90,000	*

*	Less than 1%.
(1)	The total number of outstanding shares of common stock as of the date of this prospectus is 13,550,000. There are no issued preferred shares, warrants or options.
(2)	Steven Quay directly owns 2,000,000 shares of the Company’s outstanding shares and may be deemed the beneficial owner of the 6,000,000 shares owned by Ensisheim Partners, LLC and the 3,000,000 shares owned by Manistee Ventures, Inc.
(3)	Ensisheim Partners LLC and Manistee Ventures, Inc. are solely owned and controlled by Steven C. Quay the president and a director of the Company and Shu-Chih Chen, his wife and Chief Scientific Officer of the Company.

Lock-Up Agreements

The Company has entered into lock-up agreements restricting the sale of certain of its issued shares including 2,000,000 shares owned directly by Steven C. Quay, M.D., PhD., 6,000,000 shares owned by Ensisheim Partners, LLC, 3,000,000 shares owned by Manistee Ventures, Inc. and 90,000 shares owned by John Barnhart. The lock-up agreements restrict the sale of such shares from the date of the Company’s filing its first registration statement (of which this prospectus is a part) with the Securities and Exchange Commission until 180 days following the date of the declaration of effectiveness of such registration statement. After which time the provisions of the lock-up agreement expire, but such shares could not be sold publicly unless registered under the Securities Act or sold pursuant to provisions of Rule 144. The 300,000 shares issued to Tiber Creek Corporation are subject to lock-up agreement restricting their sale for the earlier of (i) one year from the date of the agreement (December, 2009) or (ii) the Company shall have raised at least $20,000,000 from the sale of its securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Steven Quay is the chief executive, chief financial officer, president, and a director of the Company. Dr. Chen is the chief scientific officer and a director of the Company. Drs. Quay and Chen are husband and wife. Drs. Quay and Chen are the Company’s majority shareholders. Ensisheim Partners LLC and Manistee Ventures, Inc. are wholly owned by Drs. Quay and Chen and they are the beneficial owners of the shares of the Company’s stock owned by those entities.

Ensisheim Partners is the owner of the patents which the Company has licensed pursuant to the License Agreement. The Company has licensed from Ensisheim the right to market, exploit, develop and sublease certain patents and patent applications as well as the FDA marketing authorization for the MASCT System. Pursuant to the license agreement, the Company will pay Ensisheim Partners a royalty of 2% of net sales in any country or territory where a valid patent claim has been issued or is pending with minimum royalties of $50,000 per year before the first commercial sale and $100,000 per year after the first sale.

The Company leases approximately 330 square feet of office space from Ensisheim Partners in Seattle, Washington, to use as its company headquarters for $1100 per month. The lease expires December 31, 2010.

Drs. Quay and Chen are the majority shareholders of the Company. As the majority shareholders, they can control the outcome of any future elections of the board of directors. As the majority of directors and officers of the Company, they are not subject to the cross-checks and balances for corporate action which would be the case if there were additional directors or executive officers. This means that they have control over actions to be taken by the Company.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by 46 holders thereof 2,340,000 shares of common stock held by such shareholders.

The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders will offer their shares for sale at an offering price of $3.00 per share until such time as the Company’s common stock is quoted on the OTC Bulletin Board or other national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices. The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be “underwriters” under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

	Owned Before the Offering		Offered Herein	After the Offering(2)
Name and Address	Number of Shares	Percentage of Class(1)	Number of Shares	Shares Owned	Percentage of Class(3)
Chris Appel 14232 20th Place W Lynnwood, WA 98087	10,000	*	10,000	0	*
Rebbecca Appel 14232 20th Place W Lynnwood, WA 98087	10,000	*	10,000	0	*
John Martin Barnhart 1615 40th Avenue Seattle, WA 98122	20,000	*	20,000	0	*
Marie-Francoise Barnhart 1615 40th Avenue Seattle, WA 98122	20,000	*	20,000	0	*
Helen M. Betts Trust c/o Shipman & Goodwin LLP One Constitution Plaza Hartford, CT 06103-1919	100,000	*	100,000	0	*
James T. Betts c/o Shipman & Goodwin LLP One Constitution Plaza Hartford, CT 06103-1919	100,000	*	100,000	0	*
Murray F. Brown PO Box 696 East Hampton, NY 11937	100,000	*	100,000	0	*
Chung-Hui Chang 19F #41 Lane 73 Ling-Sang St Sijih City, Taipei County Taiwan Republic of China	10,000	*	10,000	0	*
Hui-Hui Chen 5F No 9 Lane 136, Sec 1 Tong-her E St Taipei, Taiwan Republic of China	10,000	*	10,000	0	*

	Owned Before the Offering		Offered Herein	After the Offering(2)
Name and Address	Number of Shares	Percentage of Class(1)	Number of Shares	Shares Owned	Percentage of Class(3)
Hsiao-Feng Chen Tsai 2F No 219 Fu-Kong St Taipei, Taiwan, Republic of China	10,000	*	10,000	0	*
Yue-Shin Chen 2F No 219 Fu-Kong St Taipei, Taiwan, Republic of China	10,000	*	10,000	0	*
Alexander D. Cross Family Trust c/o Alexander Cross PhD 286 Park Lane Atherton, CA 94029	200,000	1.48%	200,000	0	*
Kalman A. Cseuz, MD and Judy Cseuz 16353 Aztec Ridge Drive Los Gatos, CA 95030	100,000	*	100,000	0	*
Taryn Frazier 17819 80th Ave NE A8 Kenmore, WA 98028	10,000	*	10,000	0	*
Stephen J. Galli, MD 2 Acorn St Portola Valley, CA 94028	40,000	*	40,000	0	*
Douglas & Janet C Garrett JT 2729 Ptarmigan #2 Walnut Creek, CA 94595	40,000	*	40,000	0	*
Matthew Haines 402 E 90th St, Apt 2G New York, New York 10128	30,000	*	30,000	0	*
Isaiah R. Hempe 2240 Queen Anne St Merritt Island, FL 32952	100,000	*	100,000	0	*
Scott H. Hempe 8206 Clemson Drive Tyles, TX 75703-5102	10,000	*	10,000	0	*
Steven G. Hempe 8206 Clemson Drive Tyles, TX 75703-5102	60,000	*	60,000	0	*
Francine Kane 402 E 90th St, Apt 2G New York, New York 10128	10,000	*	10,000	0	*
B Matthew Knapp 10936 167th Ave NE Redmond, WA 98052	10,000	*	10,000	0	*
Gretchen Knapp 10936 167th Ave NE Redmond, WA 98052	10,000	*	10,000	0	*
Lawrence Kobren 6624 NW 23rd Terrace Boca Raton, FL 33496	40,000	*	40,000	0	*
Virginia M.Y. Lee, PhD 2005 Pine St Philadelphia, PA 19103	10,000	*	10,000	0	*

	Owned Before the Offering		Offered Herein	After the Offering(2)
Name and Address	Number of Shares	Percentage of Class(1)	Number of Shares	Shares Owned	Percentage of Class(3)
Sherry Marcy 920 S 7th St Ann Arbor, MI 48103	20,000	*	20,000	0	*
James Craig Nelson, MD 156 Toyon Lane Sausalito, CA 94965	100,000	*	100,000	0	*
William Nichol 17819 80th Ave NE A8 Kenmore, WA 98028	10,000	*	10,000	0	*
Carl D. Novina, MD, PhD 319 Ward St Newton, MA 02459	300,000	2.21%	300,000	0	*
Cathy S. O’Hern 1436 N 50th St Fort Smith, AR 72904	80,000	*	80,000	0	*
Yueh-Hsing Ou PhD #155, Sec 2, LiNong St, Beitu District Taipei, Taiwan, Republic of China	10,000	*	10,000	0	*
Claudia S Parks PO Box 696 East Hampton, NY 11937	20,000	*	20,000	0	*
Nancy Quay 920 S 7th St Ann Arbor, MI 48103	20,000	*	20,000	0	*
Esme Quay 2786 A Sacramento St San Francisco, CA 94115	10,000	*	10,000	0	*
Roberta Quay Box 281 Sparta, MI 49345	10,000	*	10,000	0	*
Stephanie Quay 2786 A Sacramento St San Francisco, CA 94115	10,000	*	10,000	0	*
Andrew Riley 342 Pomfret Street Pomfret Center, CT 06259	80,000	*	80,000	0	*
Gerald T. Stanewick 4 Partridge Hill Road Richmond, VA 23238	50,000	*	50,000	0	*
Jonathan Stanewick 750 Walker Sq-Apt 3C Charlottesville, VA 22903	25,000	*	25,000	0	*
Susan S. Stanewick 4 Partridge Hill Road Richmond, VA 23238	25,000	*	25,000	0	*
Tiber Creek 9454 Wilshire Boulevard Suite 612 Beverly Hills, CA 90212	300,000	2.21%	300,000	0	*

	Owned Before the Offering		Offered Herein	After the Offering(2)
Name and Address	Number of Shares	Percentage of Class(1)	Number of Shares	Shares Owned	Percentage of Class(3)
John Q. Trojanowski, MD 2005 Pine St Philadelphia, PA 19103	10,000	*	10,000	0	*
Gregory J. Velicer, PhD 3516 E Old Myers Rd Bloomington, IN 47408	20,000	*	20,000	0	*
Isabelle Wheeler 430 E 86th St, 14H New York, New York 10028	10,000	*	10,000	0	*
Mark Wheeler, MD 430 E 86th St, 14H New York, New York 10028	100,000	*	100,000	0	*
Yuen-Tsu Yu, PhD 3516 E Old Myers Rd Bloomington, IN 47408	60,000	*	60,000	0	*

*	Less than 1%.
(1)	Based on 13,550,000 shares of common stock outstanding.
(2)	Assumes sale of all 5,000,000 shares of common stock for an aggregate of 13,3000,000 shares outstanding.
(3)	Assumes sale of all shares offered by the named shareholder.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 13,550,000 shares of common stock outstanding. Of such shares, 11,090,000 are owned directly and beneficially by affiliates of the Company, are not being registered in this prospectus, are subject to the limitations of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144. These 11,090,000 shares are also subject to a lock-up agreement restricting the sale of such shares from the date of filing its first registration statement with the Securities and Exchange Commission until 180 days following the date of the declaration of effectiveness of such registration statement. In the event shares not currently salable become salable by means of registration or eligibility for sale under Rule 144 and the holders of such shares elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company’s securities.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 50,000,000 shares of common stock, $0.0001 par value per share, of which 13,550,000 shares were outstanding as of the date of this registration statement of which this prospectus is a part and 10,000,000 shares of undesignated preferred stock none of which have been designated nor issued.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder’s share value.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of any or all of the shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of preferred stock includes determination of the following characteristics:

A.	The number of shares constituting that series and the distinctive designation of that series;
B.	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
C.	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
D.	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
E.	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
F.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
G.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
H.	Any other relative rights, preferences and limitations of that series.

No trading Market

There is currently no established public trading market for the Company’s securities. A trading market in the securities may never develop. The Company intends to apply for admission to quotation of its securities on the OTC Bulletin Board. If for any reason the Company’s common stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their common stock.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sell quotations and to sponsor a company’s listing. If it meets the qualifications for trading securities on the OTC Bulletin Board, including locating a broker-dealer, the Company’s securities will trade on the OTC Bulletin Board. As of the date of this prospectus, the Company has not located a broker-dealer who will list its securities.

If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Market, Inc., an Internet-based, real-time quotation service for over-the-counter securities.

Penny Stock Regulations

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company does not anticipate declaring dividends but anticipates that it will use any funds for further development and growth of the Company.

LEGAL MATERS

Cassidy & Associates has given its opinion as attorneys-at-law regarding the validity of the issuance of the shares of common stock offered by the Company. A member of the law firm of Cassidy & Associates is the sole officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 300,000 shares of common stock of the Company owned by Tiber Creek Corporation.

EXPERTS

KCCW Accountancy Corp., an independent PCAOB registered public accounting firm, has audited the Company’s balance sheets as of December 31, 2009 and the related statements of operations, stockholders’ equity and cash flows, which are included in this prospectus. The financial statements are included in reliance on the report of KCCW Accountancy Corp., given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company’s Certificate of Incorporation includes an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Atossa Genetics, Inc.:

We have audited the accompanying balance sheet of Atossa Genetics, Inc. (a development stage company) (the “Company”) as of December 31, 2009, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from April 30, 2009 (inception) through December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atossa Genetics, Inc. (a development stage company) as of December 31, 2009 and the results of their operations and their cash flows for the period from April 30, 2009 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 of the financial statements, the Company has been in the development stage since its inception (April 30, 2009) and continues to incur expenses. The Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.

Diamond Bar, California
February 20, 2010

KCCW Accountancy Corp.
22632 Golden Springs Dr. #230, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 •   Fax: +1 626 529 1580 •   info@kccwcpa.com

ATOSSA GENETICS, INC.
(A Development Stage Company)

BALANCE SHEET
December 31, 2009

ASSETS
Current Assets
Cash and cash equivalents	$84,364
Total Current Assets	84,364
Other Assets
Security deposit – related parties	1,100
Total Other Assets	1,100
Total Assets	$85,464
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accrued expenses	$36,281
Accrued expenses – related parties	12,500
Loan from officer	5,000
Total Current Liabilities	53,781
Stockholders' Equity
Preferred stock – $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	—
Common stock – $.001 par value; 50,000,000 shares authorized, 11,090,000 shares issued and outstanding	11,090
Additional paid-in capital	143,450
Accumulated deficit	(122,857)
Total Stockholders' Equity	31,683
Total Liabilities and Stockholders' Equity	$85,464

The accompanying notes are an integral part of financial statements.

ATOSSA GENETICS, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS
From April 30, 2009 (Inception) through December 31, 2009

Net Revenue	$—
General and Administrative Expenses
Legal and professional expenses	88,522
Other general and administrative expenses	13,085
Total general, selling and administrative expenses	101,607
Research and Development Expenses	21,250
Net Loss before Income Taxes	(122,857)
Income Tax Expense	—
Net Loss	$(122,857)
Loss per common share – basic and diluted	$(0.01)
Weighted average shares outstanding, basic and diluted	9,138,939

The accompanying notes are an integral part of financial statements.

ATOSSA GENETICS, INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-in Capital		Total Stockholders’ Equity
	Shares	Amount		Accumulated Deficit
Balance at April 30, 2009, Founders' shares	9,000,000	$9,000	$45,000	$—	$54,000
Issuance of shares for cash, July 28, 2009	90,000	90	450	—	540
Issuance of shares for cash, December 28, 2009	2,000,000	2,000	98,000	—	100,000
Net loss for the period ended December 31, 2009	—	—	—	(122,857)	(122,857)
Balance at December 31, 2009	11,090,000	$11,090	$143,450	$(122,857)	$31,683

The accompanying notes are an integral part of financial statements.

ATOSSA GENETICS, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS
From April 30, 2009 (Inception) through December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(122,857)
Adjustments to reconcile net loss to net cash provided by operating activities:
Increase in security deposits	(1,100)
Increase in accrued expenses	48,781
Net cash used in operating activities	(75,176)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stocks	154,540
Proceeds from loans from related parties	5,000
Net cash provided by financing activities	159,540
NET DECREASE IN CASH & CASH EQUIVALENTS	84,364
CASH & CASH EQUIVALENTS, BEGINNING BALANCE	—
CASH & CASH EQUIVALENTS, ENDING BALANCE	$84,364
SUPPLEMENTAL DISCLOSURES:
Interest paid	$—
Income taxes paid	$—

The accompanying notes are an integral part of financial statements.

ATOSSA GENETICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1: Nature of Operations

Atossa Genetics, Inc., (the “Company”) was incorporated on April 30, 2009 in the State of Delaware. The Company specializes in the molecular diagnostic industry to develop and market a patented, FDA-approved cellular and molecular diagnostic risk assessment product for breast cancer, the Mammary Aspirate Cytology Specimen Test (MASCT) system. The Company’s fiscal year ends on December 31st.

Development Stage Risk

The Company has not earned revenues from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”, which was previously Statement of Financial Accounting Standards No. 7 (“SFAS 7”). Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s business plan will be successfully executed. Our ability to execute our business plan will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Further, we cannot give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.

Note 2: Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management’s Plan to Continue as a Going Concern

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its securities, (2) the sale of the MASCT Systems, and (3) short-term borrowings from shareholders or related party when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

Note 3: Summary of Accounting Policies

Basis of Presentation:

The accompanying financial statements have been prepared by the Company. The Company’s financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Cash and Cash Equivalents:

Cash and cash equivalents include cash and all highly liquid instruments with original maturities of three months or less.

ATOSSA GENETICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3: Summary of Accounting Policies  – (continued)

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the Unites States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Research and Development Expenses:

Research and Development costs are generally expensed as incurred. The Company’s Research and Development expenses consist of costs incurred for internal and external research and development.

Share Based Payments:

In December, 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) is now included in ASC 718 “Compensation — Stock Compensation”. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March, 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS No. 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123.

The Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recently Issued Accounting Pronouncements:

The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

Note 4: Stockholders’ Equity

The Company is authorized to issue a total of 60,000,000 shares of stock consisting of 50,000,000 shares of Common Stock with par value of $.001 per share and 10,000,000 shares of Preferred Stock, par value of $.001.

On April 30, 2009 (inception), the Company issued 4,000,000 shares to Ensisheim Partners LLC, a related party to the Company through common ownership, for cash in the amount of $24,000, or $.006 per share; 3,000,000 shares to Manistee Ventures LLC, a related party to the Company through common ownership, for cash in the amount of $18,000, or $.006 per share; and 2,000,000 shares to the Chairman, CEO and President of the Company for cash in the amount of $12,000, or $.006 per share.

On July 28, 2009, the Company issued 90,000 shares to a director of the Company for cash in the amount of $540, or $.006 per share.

ATOSSA GENETICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 4: Stockholders’ Equity  – (continued)

On December 28, 2009, the Company issued 2,000,000 shares to Ensisheim Partners LLC for cash in the amount of $100,000, or $.05 per share.

Note 5: Income Taxes

The Company accounts for income taxes as outlined in ASC 740, “Income Taxes”, which was previously Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method of SFAS 109, deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

December 31, 2009
Income tax benefit at statutory rate (34%)	$(46,871)
Valuation allowance	46,871
Net income tax benefit	$—

The tax effect of temporary difference that gave rise to the Company’s deferred tax asset as of December 31, 2009 is as follows:

December 31, 2009
NOL carryover	$46,871
Valuation allowance	(46,871)
Net deferred tax asset	$—

Note 6: Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2009, the Company had no amounts in excess of FDIC insured limit.

Note 7: Related Party Transactions

The parties primarily refer to the shareholders and officers of the Company and corporate entities related to the Company through common ownership.

Loan from Officer

Loan from officer amounted to $5,000 as of December 31, 2009. The loan was borrowed from the CEO and President of the Company on May 26, 2009 for short-term with verbal agreement, unsecured, and bearing no interest.

Exclusive License Agreement

On July 27, 2009, the Company entered into an exclusive license agreement with Ensisheim Partners LLC (“Ensisheim”), solely owned by the CEO and President of the Company and the COO of the Company, the Company’s CEO’s wife. Pursuant to the agreement, Ensisheim grants to the Company an exclusive, worldwide, perpetual, irrevocable, royalty-bearing, license, with the right to grant and authorize sublicenses. The Company will pay Ensisheim a royalty equal to two percent (2%) of net sales revenues derived from such licensing, with a minimum royalty of $12,500 per fiscal quarter during the term of this agreement, which will increase to a

ATOSSA GENETICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 7: Related Party Transactions  – (continued)

minimum royalty of $25,000 per fiscal quarter beginning in the quarter in which the first commercial sale of a licensed product takes place. This agreement will continue in effect, on a country-by-country basis, until the date on which no further licensing royalty would be due in such country, unless terminated earlier in accordance with the terms of this agreement. From inception through December 31, 2009, the Company incurred $16,250 of patent royalty with Ensisheim. As of December 31, 2009, $12,500 of patent royalty payable to Ensisheim was recorded as accrued expense.

Commercial Lease Agreement

On December 24, 2009, the Company entered into a commercial lease agreement with Ensisheim for an office space located in Seattle, Washington. The term of the lease shall terminate on December 31, 2010, with annual rent of $13,200 plus applicable sales tax. From inception through December 31, 2009, the Company incurred $248 of rent expense for the lease. As of December 31, 2009, security deposit for the lease amounted to $1,100.

Note 8: Subsequent Events

On January 21, 2010, the Company issued 1,960,000 shares to forty-four (44) investors for cash in the amount of $98,000, or $.05 per share.

On January 21, 2010, the Company issued 300,000 shares to a servicer for effecting transactions intended to cause the Company to become a public company and to have its securities traded in the United States. The shares were issued at a value of $15,000, or $.05 per share, the same price as the issuance of the 1,960,000 shares for cash on the same date.

On January 21, 2010, the Company issued an additional 120,000 shares to a shareholder who acquired 30,000 shares for cash on the same date as one of the forty-four (44) investors. The additional 120,000 shares were issued for services to be performed by the shareholder, including investor relations, media relations, and corporate communications. The 120,000 shares were issued at a value of $6,000, or $.05 per share, the same price as the issuance of the 1,960,000 shares for cash on the same date.

On January 23, 2010, the Company issued 80,000 shares to an investor for cash in the amount of $4,000, or $.05 per share.

PART II

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$
State filing fees	$
Edgarizing fees	$
Transfer agent fees	$
Accounting fee	$
Legal fees	$
Printing	$

Item 14. Indemnification of Directors and Officers

The Company’s articles of incorporation includes an indemnification provision that provides that a director shall not be liable to the Company or any shareholder for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has sold the following securities within the past three years which were not registered under the Securities Act of 1933:

		Date	Consideration
Steven Quay	2,000,000 shares	April 30, 2009	$24,000
Ensisheim Partners LLC	4,000,000 shares	April 30, 2009	$100,000
Ensisheim Partners LLC	2,000,000 shares	December 28, 2009	$18,000
Manistee Ventures, Inc.,	3,000,000 shares	April 30, 2009	$18,000
John Barnhart	90,000 shares	July 28, 2009	$540

Pursuant to an exemption from registration under Rule 504 of Section 3(b) of the Securities Act of 1933, as an offering of less than $1,000,000, the Company issued:

On January 21, 2010, 2,040,000 shares to forty-five (45) investors for cash in the amount of $102,000, or $.05 per share;

On January 21, 2010, 300,000 shares to Tiber Creek Corporation for effecting transactions intended to cause the Company to become a public company and to have its securities traded in the United States, issued at a value of $15,000, or $.05 per share;

On January 21, 2010, an additional 120,000 shares to a shareholder for services to be performed by the shareholder, including investor relations, media relations, and corporate communications, issued at a value of $6,000, or $.05 per share;

On January 23, 2010, 80,000 shares to an investor for cash in the amount of $4,000, or $.05 per share.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

3.1	Certificate of Incorporation
3.2	By-laws
3.3	Specimen stock certificate
10.1	License Agreement with Ensisheim Partners, LLC
5.0**	Opinion of Counsel on legality of securities being registered
23.1	Consent of Accountants
23.2**	Consent of Attorney (as part of Exhibit 5.0)

**	To be filed

Item 17. Undertakings

Undertaking Pursuant to Rule 415 Under the Securities Act of 1933

The undersigned registrant hereby undertakes:

(1).	To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2).	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.
(3).	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.
(4).	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5).	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:

i	Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Seattle, State of Washington on March 27, 2010.

Date: 3/27/2010	/s/ Steven C. Quay Steven C. Quay Title: Chief Executive Officer (principal executive officer)
Date: 3/27/2010	/s/ Steven C. Quay Steven C. Quay Title: Corporate Secretary, Treasurer (Principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Steven C. Quay Steven C. Quay, MD, PhD	Director	3/27/2010
/s/ Shu-Chih Chen Shu-Chih Chen	Director	3/27/2010
/s/ John Barnhart John Barnhart	Director	3/27/2010